                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement             [ ] Confidential, For Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                               DENALI INCORPORATED
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


     Payment of filing fee (Check the appropriate box):

         [X]  No fee required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

              (1) Title of each class of securities to which transaction applies:

              (2) Aggregate number of securities to which transactions applies:

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

              (4) Proposed maximum aggregate value of transaction:

              (5) Total fee paid:

         [ ]  Fee paid previously with preliminary materials:

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

              (1) Amount previously paid:

              (2) Form, Schedule or Registration Statement No.:

              (3) Filing Party:

              (4) Date Filed:

                              DENALI INCORPORATED
                        1360 POST OAK BLVD., SUITE 2250
                              HOUSTON, TEXAS 77056

                             ---------------------

                         NOTICE AND PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 3, 2000
                             ---------------------

To the Stockholders of Denali Incorporated:

     You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of Denali Incorporated, a Delaware corporation (the "Company"), which will be held at Four Oaks Place Tenant Conference Center located at 1300 Post Oak Boulevard, Suite 490, Houston, Texas on July 3, 2000, at 9:00 a.m., local time. At the Special Meeting, the stockholders of the Company will be asked to consider and approve the following proposal (collectively, the "Transaction"):

     - the purchase by William Blair Mezzanine Capital Fund III, L.P. from the Company of $11,000,000 in aggregate principal amount of 12% Senior Subordinated A Notes due June 30, 2008 of the Company (the "Subordinated Notes"), $9,000,000 in aggregate principal amount of 12% Senior Subordinated Convertible B Notes due June 30, 2008 of the Company (the "Convertible Notes") and 1,818,182 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), for $4.40 per share, for an aggregate purchase price of $28,000,000;

     - the conversion by certain holders (including certain directors and entities that are affiliates of directors of the Company) of outstanding 12% Senior Subordinated Notes due 2006 of the Company (the "Existing Notes") and warrants to purchase shares of Common Stock at an exercise price of $7.54 per share issued in connection with the Existing Notes (the "Warrants") into $726,786 in aggregate principal amount of Subordinated Notes, $594,644 in aggregate principal amount of Convertible Notes and 711,537 shares of Common Stock; and

     - the additional purchase for cash by certain holders of Existing Notes and Warrants (including an entity that is an affiliate of a director of the Company) from the Company of $455,713 in aggregate principal amount of Subordinated Notes, $372,857 in aggregate principal amount of Convertible Notes and 75,325 shares of Common Stock for $4.40 per share, for an aggregate purchase price of $1,160,000.

     The Transaction is more fully described in the Proxy Statement accompanying this Notice.

     Stockholders of record at the close of business on May 18, 2000 are entitled to vote at the Special Meeting or any adjournment or postponement thereof. Shares may be voted at the Special Meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at the Company's corporate headquarters for any purpose related to the Special Meeting during ordinary business hours for at least ten (10) days prior to the Special Meeting.

     Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares will be represented at the meeting.

                                            By Order of the Board of Directors,

                                            Richard W. Volk
                                            Chairman, Chief Executive Officer
                                            and President

Houston, Texas
June 14, 2000

                              DENALI INCORPORATED
                        1360 POST OAK BLVD., SUITE 2250
                              HOUSTON, TEXAS 77056

                             ---------------------

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS
                                  JULY 3, 2000
                             ---------------------

     This Proxy Statement is furnished by the Board of Directors of Denali Incorporated, a Delaware corporation (the "Company" or "Denali"), in connection with the solicitation of proxies to be used for the purpose of voting at a Special Meeting of Stockholders (the "Special Meeting"). The Special Meeting will be held on July 3, 2000, at 9:00 a.m., local time, at Four Oaks Place Tenant Conference Center located at 1300 Post Oak Boulevard, Suite 490, Houston, Texas.

     At the Special Meeting, the stockholders of the Company will be asked to consider and approve the following proposal (collectively, the "Transaction"):

     - the purchase by William Blair Mezzanine Capital Fund III, L.P. ("Blair") from the Company of $11,000,000 in aggregate principal amount of 12% Senior Subordinated A Notes due June 30, 2008 of the Company (the "Subordinated Notes"), $9,000,000 in aggregate principal amount of 12% Senior Subordinated Convertible B Notes due June 30, 2008 of the Company (the "Convertible Notes," and together with the Subordinated Notes, the "Notes") and 1,818,182 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), for $4.40 per share, for an aggregate purchase price of $28,000,000;

     - the conversion by certain holders (including certain directors and entities that are affiliates of directors of the Company) of outstanding 12% Senior Subordinated Notes due 2006 of the Company (the "Existing Notes") and warrants to purchase shares of Common Stock at an exercise price of $7.54 per share issued in connection with the Existing Notes (the "Warrants") into $726,786 in aggregate principal amount of Subordinated Notes, $594,644 in aggregate principal amount of Convertible Notes and 711,537 shares of Common Stock; and

     - the additional purchase for cash by certain holders of Existing Notes and Warrants (including an entity that is an affiliate of a director of the Company) from the Company of $455,713 in aggregate principal amount of Subordinated Notes, $372,857 in aggregate principal amount of Convertible Notes and 75,325 shares of Common Stock for $4.40 per share, for an aggregate purchase price of $1,160,000.

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials relating to the Special Meeting are being mailed on or about June 14, 2000, to stockholders of record at the close of business on May 18, 2000 (the "Record Date"). Only holders (the "Stockholders") of record at the close of business on the Record Date will be entitled to vote at the Special Meeting, or any adjournment or postponement thereof, either in person or by valid proxy. As of May 18, 2000, there were outstanding 5,558,914 shares of Common Stock.

     The holders of a majority of the voting power of all issued and outstanding shares of the Company's capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Special Meeting. Treasury shares, if any, will not be voted and are not counted in determining the number of outstanding shares for voting purposes.

     Stockholders are entitled to one vote for each share of Common Stock held of record on each matter of business to be considered at the Special Meeting. Ballots cast at the Special Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the Transaction is approved will be announced at the Special Meeting.

     The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum. Because abstentions are counted as part of the voting power present at the meeting and entitled to vote, they will be counted as a vote against the proposal. However, broker non-votes (and other limited proxies) will not be considered part of the voting power present at the meeting with respect to the proposal. Therefore, broker non-votes are not counted against the proposal, but merely reduce the absolute number of affirmative votes needed.

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to the beneficial owners of the outstanding Common Stock. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone by directors, officers or employees of the Company, who will receive no additional compensation for such services. A person giving the enclosed proxy has the power to revoke it at anytime before it is exercised by:
(i) attending the Special Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending a written notice of revocation to the Assistant Secretary of the Company at its corporate offices. The corporate offices of the Company are located at 1360 Post Oak Blvd., Suite 2250, Houston, Texas 77056 and its telephone number at that address is 713-627-0933.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote and present in person or by proxy at the Special Meeting are required for approval of the Transaction proposed to be acted upon at the Special Meeting (the "Proposal").

     IN DETERMINING WHETHER TO APPROVE THE PROPOSAL, THE STOCKHOLDERS SHOULD CONSIDER ALL OF THE INFORMATION INCLUDED IN THIS PROXY STATEMENT.

                              BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of May 18, 2000, (i) by persons known to the Company to be beneficial owners of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) the Company's CEO and each of the Company's four other most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group.

                                                              SHARES BENEFICIALLY
                                                                   OWNED(1)
                                                              -------------------
NAME OF BENEFICIAL OWNER                                       NUMBER     PERCENT
------------------------                                      ---------   -------
Richard W. Volk(2)(3).......................................     35,000     *
Philip J. Burguieres(4).....................................    234,880     4.2%
  EMC Holdings, L.L.C.
  711 Louisiana, 33rd Floor
  Houston, Texas 77002-2716
Ernest H. Cockrell(5).......................................    661,249    11.8%
  Cockrell Oil Corporation
  1600 Smith, Suite 3900
  Houston, Texas 77002
Bob Elfring.................................................         --     *
  Dorpsstratt 71
  3632 AS Loenen aan de Vecht
  The Netherlands
Thomas D. Simmons, Jr.(6)...................................    205,654     3.7%
  Simmons Vedder Investment Partnership
  1800 West Loop South, Suite 1575
  Houston, Texas 77027
Joel V. Staff(7)............................................     38,943     *
  National Oilwell
  10000 Richmond Avenue, Suite 400
  Houston, Texas 77042-4200
J. Taft Symonds(8)..........................................    378,943     6.8%
  Symonds Trust Co., Ltd.
  2040 North Loop West, Suite 200
  Houston, Texas 77018
Stephen M. Youts(9).........................................    137,200     2.5%
  Avondale Partners Inc
  1360 Post Oak Blvd., Suite 2424
  Houston, Texas 77056
R. Kevin Andrews(2)(10).....................................     24,067     *
Robert B. Bennett(2)(11)....................................     18,350     *
Lee W. Orr(12)..............................................     42,082     *
  Fibercast Company
  25 S. Main
  Sand Springs, Oklahoma 74063
Hans Siers(13)..............................................      2,000     *
  Welna B. V.
  Parallelstraat 52, 7575 AN
  Oldenzaal, The Netherlands

                                                              SHARES BENEFICIALLY
                                                                   OWNED(1)
                                                              -------------------
NAME OF BENEFICIAL OWNER                                       NUMBER     PERCENT
------------------------                                      ---------   -------
Alice L. Harcrow(15)........................................    330,615     5.9%
  #49 Wynden Oaks Drive
  Houston, TX 77056

All Executive Officers and Directors as a Group (12
  persons)..................................................  1,817,078    31.4%

---------------

 *  Less than one percent.

 (1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and investment powers.

 (2) All officers of the Company except Hans Siers and Lee W. Orr have the following address: 1360 Post Oak Blvd., Suite 2250, Houston, Texas 77056.

 (3) Includes 25,000 shares that may be acquired from the Company within 60 days upon exercise of options.

 (4) Includes 162,162 shares and warrants to purchase 53,487 shares owned by EMC Equity Fund, L.P., the general partner of which is EMC Holdings, LLC, of which Mr. Burguieres is the Chief Executive Officer.

 (5) Includes 539,162 shares and warrants to purchase 53,487 shares owned by Cockrell Investment Partners, L.P., a Texas limited partnership, of which Mr. Cockrell is 35.3% owner and the Chairman of the general partner, and 68,600 shares owned by Cockrell Equity Partners L.P., of which Mr. Cockrell is 35.4% owner and Chairman of the general partner.

 (6) Includes warrants to purchase 5,943 shares. Also includes 76,328 shares and warrants to purchase 5,943 shares owned by Simmons Family Trust of which Mr. Simmons is Co-Trustee, and 36,883 shares and warrants to purchase 5,943 shares owned by Thomas Dudley Simmons, Jr. Marital Trust.

 (7) Includes warrants to purchase 8,915 shares.

 (8) Includes 356,514 shares and warrants to purchase 4,457 shares owned by Symonds Trust Co., Ltd., a Texas corporation, of which Mr. Symonds is the President and 13,514 shares and warrants to purchase 4,458 shares owned by Anne Allen Symonds Revocable Trust. Mr. Symonds disclaims any beneficial ownership of the Anne Allen Symonds Revocable Trust shares and warrants.

 (9) Includes 133,770 shares owned by Avondale Partners LP, and 3,430 shares owned by Avondale GP Inc. Avondale GP Inc is the general partner of Avondale Partners LP. Mr. Youts is the President of Avondale GP Inc.

(10) Includes 10,437 shares that may be acquired from the Company within 60 days upon exercise of options.

(11) Includes 3,000 shares that may be acquired from the Company within 60 days upon exercise of options.

(12) Includes 42,082 shares that may be acquired from the Company within 60 days upon exercise of options.

(13) Includes 2,000 shares that may be acquired from the Company within 60 days upon exercise of options.

(14) Includes 294,100 shares owned by National Investment Management, Inc., a California corporation of which Mr. Robins is the President and sole stockholder.

(15) Includes 39,625 shares owned by the Harcrow Family Foundation, a charitable foundation of which Ms. Harcrow is a trustee and 295,910 shares owned by the Estate of Stephen T. Harcrow, of which Ms. Harcrow is a co-executor.

                                    PROPOSAL

                          AUTHORIZATION OF TRANSACTION

     The Company is seeking approval of the Stockholders for the Transaction, pursuant to which:

     - Blair will purchase from the Company $11,000,000 in aggregate principal amount of Subordinated Notes, $9,000,000 in aggregate principal amount of Convertible Notes and 1,818,182 shares of the Common Stock for $4.40 per share, for an aggregate purchase price of $28,000,000 (the "Blair Transaction");

     - certain holders (including certain directors and entities that are affiliates of directors of the Company) (the "Converting Noteholders") will convert Existing Notes and Warrants into $726,786 in aggregate principal amount of Subordinated Notes, $594,644 in aggregate principal amount of Convertible Notes and 711,537 shares of Common Stock (the "Conversion"); and

     - certain Converting Noteholders (the "Additional Purchasers") will purchase from the Company $455,713 in aggregate principal amount of Subordinated Notes, $372,857 in aggregate principal amount of Convertible Notes and 75,325 shares of Common Stock for $4.40 per share, for an aggregate purchase price of $1,160,000 (the "Additional Purchase").

     Stockholder approval of the Transaction is required by rules
4460(i)(1)(D)(ii) and 4460(i)(1)(B) of the Marketplace Rules of the Nasdaq Stock Market, Inc. (the "NASD Rules").

     On May 22, 2000, the Board of Directors of the Company (the "Board") approved the terms and conditions of the Transaction and the issuance of the Subordinated Notes, the Convertible Notes and the shares of Common Stock described above (the "Securities").

REASON FOR REQUEST FOR RATIFICATION

     The Common Stock is listed on the Nasdaq SmallCap Market. NASD Rule 4460(i)(1)(D)(ii) (the "Nasdaq 20% Rule") requires stockholder approval prior to the issuance of securities under certain circumstances, including in connection with a transaction (other than a public offering) involving the sale or issuance by the Company of Common Stock, or securities convertible into or exercisable for Common Stock, equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before such issuance at a price (or in the case of convertible securities, a conversion price) less than the greater of the book or market value of the Common Stock. The book value of the Company's Common Stock as of March 31, 2000 was $6.32 per share. Since the Company proposes to sell its Common Stock to Blair for $4.40 per share and the conversion price for the Convertible Notes will be $4.75 per share, stockholder approval is required by the Nasdaq 20% Rule. Additionally, NASD Rule 4460(i)(1)(B) (the "Nasdaq Control Rule") requires stockholder approval of the issuance of securities by the Company that would result in a change of control of the Company. Although Blair, the Converting Noteholders and the Additional Purchasers (collectively, the "Investors") will acquire in the Transaction a number of shares of Common Stock (on a fully-diluted basis) representing 32% of the Company's voting power, and although the Company does not believe that any change of control (whether for purposes of the Nasdaq Control Rule or otherwise) is occurring as a result of such transactions, there is no concrete test to determine the amount of securities that the Company may issue to a person without triggering the Nasdaq Control Rule. Depending on the facts and circumstances, the issuance by the Company of securities representing less than a majority of the Company's voting power may result in a change of control of the Company under the Nasdaq Control Rule. The Company is seeking Stockholder approval and ratification of the Transaction in order to ensure compliance with the Nasdaq 20% Rule and the Nasdaq Control Rule (collectively, the "Nasdaq Rules").

     In addition, because a number of directors and affiliates of directors are participating in the transaction as either Converting Noteholders or Additional Purchasers, the Company is seeking stockholder approval for purposes of Section 144 of the Delaware General Corporation Law (the "DGCL"). Section 144 of the DGCL provides in part that no contract or arrangement between a corporation and one or more of its officers or directors is void or voidable solely for the reason that they are officers and directors or solely for the reason that any such directors participated in board meetings regarding, or voted on, such contract or arrangement if the material facts of the relationship and contract or arrangement are disclosed to the stockholders of the corporation and the contract or arrangement is specifically approved in good faith by vote of the stockholders.

     Stockholder approval of the Transaction is not otherwise required as a matter of Delaware law or other applicable laws or rules or by the Company's Certificate of Incorporation or Bylaws.

PRINCIPAL REASONS FOR THE TRANSACTION

     As a result of lower than expected operating results during the first nine months of fiscal 2000, the Company was not in compliance with certain of the financial covenants in both its senior bank credit facility and its Existing Notes as of January 1, 2000 and April 1, 2000. The Company obtained a waiver from its senior bank lenders of its second quarter financial covenant defaults conditional on receipt of executed waivers from the holders of the Existing Notes. The Company did not obtain a waiver of the covenant violations under its Existing Notes as of January 1, 2000 or under either its senior bank credit facility or its Existing Notes as of April 1, 2000. Thus, the Company continues in technical default under both its senior bank credit facility and its Existing Notes.

     The Company amended its senior bank credit facility on February 24, 2000 in connection with obtaining the conditional waiver of its financial covenant violations. The amendment requires the Company to raise at least $7.5 million in equity before July 31, 2000 in order to reduce its senior debt leverage ratio. If the Company fails to raise $7.5 million of equity, the banks will receive up to 1,000,000 warrants at nominal value to be issued on a schedule from August 2000 through December 2000.

     In order to eliminate the technical defaults under the Existing Notes and in order to prevent the warrants granted to the Company's banks from becoming exercisable, the Company began evaluating various financing options to raise equity and refinance its debt.

     Prior to agreeing in principle on the terms of the Transaction, the Company considered a number of strategic alternatives, including, among other things, the following:

     - the sale of certain of its businesses and assets;

     - the issuance of Common Stock in a private placement transaction or secondary public offering; and

     - the issuance of junior subordinated debentures.

     Based upon factors including, but not limited to, (i) general capital market conditions, (ii) likelihood of transaction consummation with acceptable terms, (iii) earnings per share dilution, (iv) likelihood of improvement in liquidity and financial condition, and (v) income tax consequences, the Company determined to pursue a private placement of a combination of debt and equity with a strategic financial investor. After discussions with Blair and other potential investors, the Company elected to pursue negotiations with Blair. These discussions resulted in the proposed Transaction.

     The Transaction will satisfy the condition imposed by the February 2000 senior bank credit facility amendment that required the Company to raise $7.5 million of equity. If the Transaction closes on or before July 31, 2000, this will preclude the issuance of warrants to purchase 1,000,000 shares of Common Stock at nominal value that otherwise would have been issued had the equity not been raised. In addition, the Transaction will allow the Company to refinance its Existing Notes with debt that matures two years later and with financial covenants that are more acceptable to the Company. Finally, the Transaction will provide the Company with needed liquidity.

USE OF PROCEEDS

     Net proceeds from the sale of the Securities are to be used to reduce the Company's current bank indebtedness, prepay the Existing Notes that are not being converted pursuant to the Conversion, and for working capital and general corporate purposes.

EFFECTS OF THE TRANSACTION ON THE COMPANY AND HOLDERS OF COMMON STOCK

     The approval of the Transaction will cause immediate dilution in the current stockholders' ownership interests in the Company. The issuance of the additional Common Stock in the Transaction or upon conversion of the Convertible Notes issued in the Transaction may also have the effect of diluting the earnings per share or book value per share of the outstanding shares of Common Stock.

BOARD OF DIRECTORS RECOMMENDATIONS

     The Board of Directors has reviewed and considered the terms and conditions of the Transaction and the potential dilutive effects of the issuance of shares of Common Stock in the Transaction and believes that the Transaction is fair to, advisable and in the best interests of the Company and its Stockholders. FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSAL.

FAIRNESS OPINION

     Morgan Keegan was retained by the Company to render an opinion as to the fairness of the consideration to be received by the Company from Blair in exchange for the securities to be issued pursuant to the Blair Transaction. Morgan Keegan was selected by the Company based on its qualifications, expertise, reputation and knowledge of the business and affairs of the Company. At the meeting of the Denali Board, Morgan Keegan rendered its oral opinion that, as of May 22, 2000, and based upon and subject to various considerations, the consideration to be received pursuant to the Blair Transaction for the Securities is fair from a financial point of view to the Company.

     THE FULL TEXT OF MORGAN KEEGAN'S WRITTEN OPINION DATED MAY 23, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND THE LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX I TO THIS PROXY STATEMENT. HOLDERS OF DENALI COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN KEEGAN'S OPINION IS DIRECTED TO THE DENALI BOARD AND ADDRESSES THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE AGGREGATE PURSUANT TO THE BLAIR TRANSACTION, FROM A FINANCIAL POINT OF VIEW TO THE COMPANY, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE TRANSACTION, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF DENALI COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN KEEGAN SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Morgan Keegan, among other things:

     - reviewed certain publicly available financial statements, and other business and financial information of Denali;

     - reviewed certain internal financial statements and other financial and operating data concerning Denali prepared by the management of Denali;

     - analyzed certain financial forecasts prepared by the management of Denali;

     - discussed the past and current operations and financial condition and the prospects of Denali with management of Denali;

     - discussed with management how new equity capital could help Denali achieve its operating and financial plans and potential alternatives to raising such equity capital;

     - reviewed the pro forma impact of the transaction on Denali's earnings per share and financial ratios;

     - reviewed the reported prices and trading activity for the shares of the Company's Common Stock;

     - reviewed the financial terms, to the extent publicly available, of certain comparable minority investment transactions by financial investors;

     - reviewed the proposed terms of the Blair Transaction; and

     - considered such other factors and performed such other analyses as Morgan Keegan deemed appropriate.

     In arriving at its opinions, Morgan Keegan did not undertake to verify the accuracy and completeness of, and assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to financial forecasts provided by Denali management, Morgan Keegan assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of Denali. Morgan Keegan did not make any physical inspection or make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor was Morgan Keegan furnished with any such evaluation or appraisal. In addition, Morgan Keegan assumed, with the Company's consent, that the consummation of the Blair Transaction will not result in a change of control of the Company. Morgan Keegan also assumed that the Blair Transaction will be consummated substantially in accordance with the terms described herein.

     Morgan Keegan's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Keegan as of the date of its opinion. Accordingly, Morgan Keegan has no obligation to update or supplement its opinion even if later events or information renders its opinion inaccurate. Additionally, Morgan Keegan's opinion does not in any manner address (a) the value of the Common Stock to be issued to Blair; or (b) the prices at which the Common Stock will trade following the consummation of the Blair Transaction.

     The following is a brief summary of certain analyses performed by Morgan Keegan in connection with its oral opinion as of May 22, 2000 and the preparation of its written opinion letter dated May 23, 2000.

     Pro Forma Analysis of the Investment. Morgan Keegan analyzed the pro forma impact of the Blair Transaction on earnings per share for Denali for fiscal years 2001 through 2005. The pro forma results were calculated as if the investment had closed at the beginning of fiscal 2001 and were based on financial forecasts prepared by Denali management. Morgan Keegan noted that the completion of the Transaction would be 45.8% dilutive to Denali's earnings per share in fiscal 2001 and 41.3% dilutive to Denali's earnings per share in fiscal 2002.

     Bank Leverage Ratio Analysis. Morgan Keegan analyzed the pro forma impact of the Blair Transaction on Denali's bank leverage ratios for fiscal years 2000 through 2002. Morgan Keegan noted that the investment moderately improved Denali's EBITDA/Interest Expense, Total Debt/EBITDA and Net Debt/Net Book Capital bank leverage ratios, and provided incremental support for the purposes of satisfying Denali's bank covenants.

     Historical Common Stock Performance. Morgan Keegan reviewed the closing prices and trading volumes of Denali Common Stock over the 60-day period from March 20, 2000 to May 19, 2000 and over the 30-day period from April 20, 2000 to May 19, 2000. Over the 60-day period, Morgan Keegan noted that the $4.40 sales price of the Common Stock in the Blair Transaction represented a 67.3% premium to the average closing price of Denali's Common Stock over the 60-day period and a 100.9% premium to the 30-day average closing price.

     Discounted Cash Flow Analysis. Morgan Keegan reviewed the present value per share of Denali's theoretical future trading values based on financial forecasts provided by Denali management for the fiscal years 2001 through 2005. Morgan Keegan used the following methodology to calculate the present value per share of Denali's future trading price: EBITDA multiples of 4.7-6.7x, and discount rates ranging from

17.3-19.3%. Morgan Keegan calculated the present value of future theoretical trading values ranging from $(0.86) to $5.44 per share of Common Stock.

     Analysis of Selected Precedent Significant Influence Transactions. Morgan Keegan reviewed the terms of a number of significant "influence" transactions, in which a significant minority stake of a company was acquired, and compared certain statistics for the significant influence transactions to the relevant statistics for the Blair Transaction.

     No transaction utilized as a comparison in the precedent significant influence transactions analysis is identical to the Blair Transaction. In evaluating the precedent significant influence transactions, Morgan Keegan made judgments and assumptions regarding industry performance, general business, economic market and financial conditions and other matters, many of which are beyond the control of Denali, such as the impact of competition on Denali and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Denali or the industry or in the financial markets in general.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinions, Morgan Keegan considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Keegan believes that selecting any portion of Morgan Keegan's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinions. In addition, Morgan Keegan may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Keegan's view of the actual value of Denali.

     In performing its analysis, Morgan Keegan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Denali. The analyses performed by Morgan Keegan are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Keegan's analysis of the fairness to the Company from a financial point of view of the Blair Transaction and were provided to the Denali Board of Directors in connection with the delivery of Morgan Keegan's opinions. The analyses do not purport to be appraisals of value or to reflect the prices at which Denali Common Stock might actually trade now or in the future in the open market. In addition, as described above, the Morgan Keegan oral opinion as of May 22, 2000 was one of the many factors taken into consideration by the Denali Board of Directors in making its determination to approve the Transaction. The terms of the Blair Transaction were determined through arm's-length negotiations between Denali and Blair and were approved by the Denali Board of Directors.

     In arriving at its opinions, Morgan Keegan was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of all or part of Denali or any of its assets, nor did Morgan Keegan participate in the negotiations or structuring of the Blair Transaction.

     Morgan Keegan is an internationally recognized investment banking and advisory firm. Morgan Keegan, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Morgan Keegan and its affiliates may, at any time, have long or short positions in, and buy and sell the debt or equity securities and senior loans of Denali for its account or the account of its customers. In the past, Morgan Keegan and its affiliates have provided financial advisory services to Denali and have received fees for the rendering of these services.

     Pursuant to an engagement letter dated March 29, 2000, Denali will pay Morgan Keegan a fairness opinion fee of $115,000. Denali has also agreed to reimburse Morgan Keegan for its expenses incurred in connection with the services provided by Morgan Keegan. Denali has agreed to indemnify Morgan Keegan and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling

Morgan Keegan or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws arising out of or in connection with Morgan Keegan's engagement and any related transactions.

SUMMARY OF THE TRANSACTION

     Pursuant to the Blair Transaction, Blair will purchase from the Company $11,000,000 in aggregate principal amount of Subordinated Notes, $9,000,000 in aggregate principal amount of Convertible Notes and 1,818,182 shares of Common Stock for $4.40 per share, for an aggregate purchase price of $28,000,000. The terms and conditions of the Blair Transaction will be governed by an Investment Agreement to be executed between Blair and the Company (the "Investment Agreement").

     It will be a condition to Blair's investment in the Company that the Company prepay its currently outstanding $15.0 million of Existing Notes, and that the Company use its best efforts to repurchase all of the Warrants. In order to satisfy this condition, the Company intends to enter into an agreement with some holders of the Existing Notes, who together hold an aggregate of $4.5 million of the Existing Notes and Warrants to purchase an aggregate of 161,353 shares of the Company's Common Stock at $7.54 per share, under which these holders will agree (1) to convert their Existing Notes and Warrants to Common Stock, (2) to convert their Existing Notes and Warrants to a combination of Subordinated Notes, Convertible Notes and Common Stock, or (3) to have their Existing Notes prepaid and their Warrants repurchased. Certain of these holders are directors of the Company or affiliates of directors of the Company. The Company intends to prepay the Existing Notes held by the remaining holders, totaling approximately $10.5 million principal and $628,500 prepayment penalty, and to use its best efforts to negotiate for the repurchase of the Warrants held by these holders.

     As a result of the Transaction, the Company will receive approximately $29.2 million of cash proceeds and will retire approximately $4.2 million of its Existing Notes and Warrants to purchase 150,656 shares of its Common Stock in exchange for the issuance of approximately $12.2 million of Subordinated Notes, approximately $10.0 million of Convertible Notes and approximately 2.6 million shares of Common Stock. The Company will use the proceeds primarily to prepay the remaining approximately $10.8 million principal and $646,500 prepayment penalty of its Existing Notes, to repay amounts under its senior bank credit facility, and for working capital and general corporate purposes.

     In addition, the Company will grant certain demand and "piggy-back" registration rights which will provide for the registration of the Common Stock issued in the Transaction and the Common Stock issuable upon conversion of the Convertible Notes.

THE BLAIR TRANSACTION

  The Investment Agreement

     Pursuant to the Investment Agreement, Blair will purchase from the Company $11,000,000 in aggregate principal amount of Subordinated Notes, $9,000,000 in aggregate principal amount of Convertible Notes and 1,818,182 shares of Common Stock, for an aggregate purchase price of $28,000,000.

     The Investment Agreement will provide for representations and warranties of the Company that are usual and customary for transactions of this nature, including representations and warranties concerning the absence of conflicts with organizational documents and agreements, the financial condition of the Company, the business and properties of the Company, the absence of material litigation, the absence of unreported liabilities and the absence of environmental liabilities.

     The Investment Agreement will include covenants that will require compliance by the Company with certain financial ratios, which have not yet been determined pending renegotiation of the Company's financial covenants under its senior bank credit agreement. In addition, the Company expects that the Investment Agreement will include limitations on the Company's ability to do, among other things, any of the following:

     - make dividend payments and stock repurchases;

     - incur indebtedness;

     - create or assume liens;

     - guarantee obligations;

     - sell assets;

     - incur capital expenditures;

     - make investments;

     - prepay indebtedness; and

     - enter into new lines of business.

     The Investment Agreement is expected to also obligate the Company to provide certain financial and other information on a monthly, quarterly and annual basis and to require that the Company maintain and operate its properties in accordance with industry practice and in material compliance with its contracts and agreements and to maintain its corporate existence. In addition, the Investment Agreement will provide that Blair shall have the right to designate two members of the board of directors of the Company.

     The Investment Agreement is expected to provide that the obligation of the Investors to complete the Blair Transaction will be subject to satisfaction of certain conditions on or before consummation of the Blair Transaction, including, without limitation, the following:

     - the continuing accuracy of the Company's representations and warranties;

     - the performance by the Company of its obligations under the Investment Agreement and, giving effect to the issuance of the Notes, no default shall have occurred and be continuing;

     - the execution of guarantees of the Notes by each Subsidiary (other than Denali Welna Europe B.V. and its subsidiaries);

     - the Blair Transaction shall be permitted by, and shall not violate, any laws or regulations;

     - the absence of any action or proceeding restraining or prohibiting the Blair Transaction;

     - the amendment of the Company's senior bank credit facility on terms acceptable to Blair;

     - the pledge of 65% of the capital stock of Denali Welna to the holders of the Notes;

     - the execution and delivery of a registration rights agreement by the parties thereto;

     - the contemporaneous closing of the Conversion;

     - the repayment of the Existing Notes not being converted pursuant to the Conversion;

     - the completion of environmental due diligence by Blair; and

     - the absence of any material adverse change.

     The Company and the Investors will likely agree to indemnify and save the other party harmless from and against any and all claims, damages, actions, losses (other than lost profits), costs, liabilities or expenses (including professional fees and disbursements), which may be brought against the other party as a result of, or arising out of the nonfulfillment of, any agreement or covenant by such party, or any inaccuracy in or breach of any of such party's representations or warranties contained in the Investment Agreement.

  Registration Rights

     The securities issued to Blair in the Blair Transaction will be unregistered and will be subject to transfer restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act"). Under the Securities Act, these shares may not be offered, sold or transferred except:

     - pursuant to an exemption from registration under the Securities Act, or

     - pursuant to an effective registration statement under the Securities Act.

     Pursuant to the registration rights agreement, Blair will be granted certain demand and piggyback registration rights to require the Company to register for resale in the future the shares of Common Stock purchased by Blair in the Blair Transaction and the shares of Common Stock issuable upon conversion of the Convertible Notes.

     The registration rights agreement will contain indemnification provisions customary in an agreement of this type covering matters related to, but not limited to, violations of securities laws. In addition, the registration rights agreement will provide that expenses incurred in connection with any demand or piggyback registrations will be paid by the Company.

  Deferred Restructuring Fee

     If the Company's Enterprise Value (as defined below) on the earlier of June 30, 2005, a change in control of the Company or the sale of the Company is less than certain specified values, the Company will pay Blair an additional restructuring fee. The amount of this deferred fee will be equal to $0.20 per $1.00 shortfall in Enterprise Value below such specified value, provided that such deferred fee shall not exceed $2,000,000. Enterprise Value means (1) six times the Company's prior 12 month's consolidated earnings before interest, taxes, depreciation and amortization, less (2) its average indebtedness for the prior month, plus (3) its average level of cash and cash equivalents over the prior month.

  Designation of Two Directors

     Pursuant to the terms of the Investment Agreement, the Company will appoint two directors designated by Blair to the Board of Directors promptly after the closing of the Transaction, and will take actions to ensure that these two directors are appointed to the Audit Committee, Compensation Committee and Finance Committee of the Board.

CONVERSION AND PREPAYMENT OF EXISTING NOTES AND REPURCHASE OF WARRANTS; ADDITIONAL SUBSCRIPTIONS.

     It will be a condition to Blair's investment in the Company that the Company prepay its currently outstanding $15.0 million of Existing Notes, and that the Company use its best efforts to repurchase all of the Warrants. In order to satisfy this condition, the Company intends to enter into an agreement with some of the holders of the Existing Notes, who together hold an aggregate of $4,524,998 of the Existing Notes and Warrants to purchase an aggregate of 161,353 shares of the Company's Common Stock at $7.54 per share, under which these holders will agree (1) to convert their Existing Notes and Warrants to Common Stock, (2) to convert their Existing Notes and Warrants to a combination of Subordinated Notes, Convertible Notes and Common Stock, or (3) to have their Existing Notes prepaid and their Warrants repurchased. Certain of these holders are directors of the Company or affiliates of directors of the Company. The Company intends to prepay the Existing Notes held by the remaining holders, totaling approximately $10.5 million principal and $628,500 prepayment fee, and to use its best efforts to negotiate for the repurchase of the Warrants held by these holders.

     The Company intends to agree with the following beneficial owners to convert their Existing Notes and Warrants solely into shares of Common Stock. The number of shares of Common Stock issuable to each such holder will be calculated by dividing (a) the sum of (1) the principal amount of the holder's Existing Notes,

(2) a 6% prepayment penalty, and (3) $1.00 for each Warrant, by (b) a share price of $4.40 per share, as set forth below:

                                                             CURRENTLY HELD         ISSUED IN EXCHANGE
                                                        -------------------------   ------------------
HOLDER                                                  EXISTING NOTES   WARRANTS      COMMON STOCK
------                                                  --------------   --------   ------------------
EMC Equity Fund, L.P.(1)..............................    $1,500,000      53,487         373,520
Simmons Family Trust(2)...............................    $  166,666       5,943          41,502
Thomas Dudley Simmons, Jr. Marital Trust(2)...........    $  166,666       5,943          41,502
Mr. Thomas D. Simmons, Jr.(3).........................    $  166,666       5,943          41,502
Mr. Joel V. Staff(3)..................................    $  250,000       8,915          62,253
Anne Allen Symonds Revocable Trust(4).................    $  125,000       4,458          31,127

---------------

(1) Mr. Philip Burguieres, who was a director of the Company until April 27, 2000, is the Chief Executive Officer of EMC Holdings, LLC, the general partner of EMC Equity Fund, L.P.

(2) Mr. Thomas D. Simmons, Jr., a director of the Company, is a co-trustee of the Simmons Family Trust.

(3) Each of Mr. Simmons and Mr. Staff is a director of the Company.

(4) Anne Allen Symonds, the spouse of Mr. J. Taft Symonds, a director of the Company, is the trustee of the Anne Allen Symonds Revocable Trust.

     The Company intends to agree with the following beneficial owners to convert their Exiting Notes and Warrants into a combination of Subordinated Notes, Convertible Notes, and shares of Common Stock. The aggregate value of new securities issued to each holder, based on the principal amount of the Subordinated Notes and the Convertible Notes and a price per share of $4.40 for each share of Common Stock, will be equal to the principal amount of the Existing Notes held by such holder, as set forth below:

                                                 CURRENTLY HELD               ISSUED IN EXCHANGE
                                              ---------------------   -----------------------------------
                                               EXISTING               SUBORDINATED   CONVERTIBLE   COMMON
HOLDER                                          NOTES      WARRANTS      NOTES          NOTES      STOCK
------                                        ----------   --------   ------------   -----------   ------
Cockrell Investment Partners, L.P.(1).......  $1,500,000    53,487      $589,286      $482,143     97,403
Symonds Trust Co., Ltd.(2)..................  $  125,000     4,457      $ 49,107      $ 40,179      8,117
Other Investors.............................  $  225,000     8,023      $ 88,393      $ 72,322     14,611

---------------

(1) Mr. Ernest H. Cockrell, a director of the Company, beneficially owns 35.3% of and is Chairman of the general partner of Cockrell Investment Partners, L.P.

(2) Mr. J. Taft Symonds, a director of the Company, is the President of the Symonds Trust Co., Ltd.

     The Company intends to agree with two beneficial owners, who together hold $300,000 of Existing Notes and 10,697 Warrants, to prepay their Existing Notes in an amount equal to their principal amount plus a 6% prepayment penalty, and to repurchase their Warrants for $1.00 for each Warrant.

     In addition, two holders of the Existing Notes and the Warrants will subscribe for additional Subordinated Notes, Convertible Notes and shares of Common Stock on the same terms as Blair will invest, as set forth in the following table:

                                              ADDITIONAL   SUBORDINATED   CONVERTIBLE
HOLDER                                        INVESTMENT      NOTES          NOTES      COMMON STOCK
------                                        ----------   ------------   -----------   ------------
Cockrell Investment Partners, L.P.(1).......  $1,142,000     $448,643      $367,071        74,156
Other Investor..............................  $   18,000     $  7,071      $  5,786         1,169

---------------

(1) Mr. Ernest H. Cockrell, a director of the Company, beneficially owns 35.3% of and is Chairman of the general partner of Cockrell Investment Partners, L.P.

DESCRIPTION OF THE NOTES

     The Company will issue to Blair, the Converting Noteholders and the Additional Purchasers $12,182,500 in aggregate principal amount of Subordinated Notes and $9,967,500 in aggregate principal amount of Convertible Notes.

     The Notes will bear interest at 12% per annum from the date of issuance. Accrued interest on the Notes will be due and payable until maturity quarterly in arrears on the last day of each September, December, March and June, beginning on September 30, 2000. In addition, all accrued and unpaid interest shall be paid upon the payment in full of the entire outstanding principal amount of the Notes and, if payment in full is not paid when due, thereafter on demand. The principal amount of the Notes will be due and payable on June 30, 2008.

  Subordination

     The Notes will be unsecured general obligations of the Company and will be subordinate in right of payment to all indebtedness of the Company to the lenders under its senior bank credit facility and certain other lenders, subject to certain exceptions.

  Prepayment

     Except as provided below and except upon acceleration upon default, the Company will not be permitted to prepay the Subordinated Notes prior to June 30, 2003, and will not be permitted to prepay the Convertible Notes prior to June 30, 2005.

     Notwithstanding the foregoing, the Investment Agreement will provide that if, at any time, there is a change in control or the Company consummates a sale of the Company, the Company may, at its option prepay the Notes, in whole but not in part. With respect to the Convertible Notes, the Company may only prepay the Convertible Notes if (i) the Company otherwise then satisfies certain conditions relating to the conversion of the Convertible Notes, and (ii) the holders shall have the right and opportunity to convert the Convertible Notes into shares of Common Stock, rather than accepting prepayment thereof. In the event of any prepayment of the Notes in connection with a change in control or a sale of the Company, the Company shall pay all accrued interest and all other fees, expenses and amounts payable by the Company to the holders, as well as the prepayment fee described below.

     In addition, on or after July 1, 2003, the Company may at its option prepay all or part of the Subordinated Notes; provided, however, any such prepayment must be funded solely through the Company's cash flow from operations. On or after July 1, 2005, the Company may, at its option, prepay all of the Convertible Notes; provided, however, all of the following conditions (the "Conversion Conditions") are satisfied:

          (i) the Company must provide at least 20 days' prior written notice to the holders and allow the holders to convert into shares of Common Stock that portion of the Convertible Notes the Company proposes to prepay;

          (ii) the average closing price for the Common Stock on Nasdaq or the exchange on which the Common Stock is then traded, for the 90-day period preceding such notice, must be in excess of a specified premium over the conversion price; and

          (iii) the Company must have received an undertaking from a nationally recognized investment banking firm regarding the underwriting of a public offering of the conversion shares and to institute research coverage of the Company in connection with such offering.

     Partial prepayments of principal on the Subordinated Notes shall be not less than $500,000 of the issue amount and shall be a multiple of $500,000 of the issue amount, and the Company shall pay therewith all accrued interest.

     The Investment Agreement will provide that the Company will be obligated to pay the holders of the Subordinated Notes a prepayment fee of 3% of the amount prepaid on or prior to June 30, 2003 and 2% of the amount prepaid on or after July 1, 2003 and on or prior to June 30, 2004. The prepayment fee shall be zero after July 1, 2004 or in the event of any change of control or sale of the Company. In the event of any prepayment, the Company shall also pay all other fees, expenses and amounts payable by the Company to the holders.

     The Investment Agreement will provide that the Company will not be permitted, and will not permit any Affiliate, to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of the Agreement and the Notes.

  Put Option on Change of Control

     In the event of any change of control of the Company or sale of all or substantially all of the assets of the Company, the holders of the Notes will have the right to require the Company to prepay the Notes. The Company will not be required to pay any prepayment penalty in connection with the exercise of this put option by any holder of the Notes.

  Guarantees and Pledge

     The Notes will be unconditionally guaranteed by each of the Company's existing subsidiaries other than Denali Welna and its subsidiaries pursuant to subordinated subsidiary guarantees. The Notes will also be secured by a pledge creating a first perfected security interest in 65% of the capital stock of Denali Welna.

  Defaults

     The Investment Agreement will provide that if any of the following conditions or events occur and are continuing:

     - the Company defaults in the payment of any principal or prepayment premium, if any, on the Notes when the same becomes due and payable;

     - the Company defaults in the payment of any interest on the Notes for more than three days after the same becomes due and payable;

     - the Company defaults in the performance of or compliance with any of its financial covenants and such default is not remedied within ten days after a responsible officer obtains knowledge of such default;

     - the Company defaults in the performance of or compliance with any other term contained in the Investment Agreement and such default is not remedied within 30 days after a responsible officer obtains knowledge of such default;

     - any representation or warranty of the Company proves to have been false or incorrect in any material respect on the date as of which made;

     - (i) the Company or any subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or prepayment premium or interest on any indebtedness (other than the Notes) such that such indebtedness has become due and payable before its stated maturity or before its regularly scheduled dates of payment, or
       (ii) the Company or any subsidiary is in default in the performance of or compliance with any term of any indebtedness outstanding in an aggregate principal amount of at least $500,000 such that such indebtedness has become due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of indebtedness outstanding in an aggregate principal amount of at least $500,000 to convert such indebtedness into equity interests or a sale of assets or other transaction that is permitted if made in connection with a repayment of indebtedness), the Company or any subsidiary has become obligated to purchase or repay such indebtedness before its stated maturity or before its regularly scheduled dates of payment; or

     - a final judgment or judgments not covered by insurance (as to which the insurer has admitted liability in writing) for the payment of money aggregating in excess of $500,000 are rendered against one or more of the Company and its subsidiaries which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 90 days after the expiration of such stay;

     - any subsidiary guarantee shall cease to be in full force and effect as an enforceable obligation of the respective subsidiary guarantor or any of the subsidiary guarantors shall assert that its subsidiary guarantee is unenforceable in any material respect; or

     - the pledge shall cease to be, or shall be asserted by the Company or any subsidiary not to be, a valid, perfected, first security interest in the securities covered thereby;

then the majority holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

     The Investment Agreement will further provide that if any of the following conditions or events occur and are continuing:

     - the Company or any subsidiary (i) is generally not paying, or admits in writing its inability to pay, its indebtedness as it becomes due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, reviewer, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (v) is adjudicated as insolvent or to be liquidated;

     - a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any such subsidiary, or any such petition shall be filed against the Company or any such subsidiary and such petition shall not be dismissed within 60 days;

then all of the Notes then outstanding shall automatically become immediately due and payable.

     Upon the Notes becoming due and payable upon an event of default, whether automatically or by declaration, such Notes will then mature and the entire unpaid principal amount of such Notes, plus (a) all accrued and unpaid interest thereon and (b) the prepayment fee (to the full extent permitted by applicable law) determined in respect of such principal amount as if such Note were being prepaid on such date, shall all be immediately due and payable.

  Conversion of Convertible Notes

     Each holder of the Convertible Notes will have the right at any time prior to the maturity of the Notes, to convert all or any portion of the principal amount thereof into shares of Common Stock at the conversion price of $4.75 per share (subject to adjustment as described below).

     The conversion price will be subject to adjustment if the Company issues or sells any shares of its Common Stock or any other class of capital stock or other security, the conversion or exercise of which would give the holder the right to acquire Common Stock (including warrants, options, subscriptions or purchase rights), without consideration or at a price per share less that the fair market value of the Common Stock.

     The conversion price will also be subject to adjustment on the earlier of June 30, 2005, a change in control of the Company or a sale of the Company. On the first to occur of these events, if the Company's Enterprise Value (as defined below) is less than certain specified values, then the conversion price will be reduced (but not below $4.40, except as a result of adjustments described in the previous paragraph) at a rate of $0.025 per $1,000,000 of such deficit. Enterprise Value means (1) six times the Company's prior 12 month's consolidated earnings before interest, taxes, depreciation and amortization, less (2) its average indebtedness for the prior month, plus (3) its average level of cash and cash equivalents over the prior month.

DESCRIPTION OF THE CAPITAL STOCK

     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 1,004,800 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

  Common Stock

     Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of Common Stock are not entitled to cumulative voting rights. The Board of Directors is classified into three classes of directors, with each class of directors consisting of a number of directors as equal in number as possible, with the term of each class of directors expiring on a staggered basis. The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company.

     Subject to the terms of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Company's board of directors out of funds legally available therefor. The Common Stock is not subject to any calls or assessments. Upon liquidation or dissolution, holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of Preferred Stock. Holders of Common Stock have no redemption, conversion or preemptive rights.

  Preferred Stock

     Shares of Preferred Stock may be issued without stockholder approval. The Board of Directors is authorized to issue up to 1,004,800 shares of Preferred Stock in one or more series and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including, without limitation (i) the number of shares and the name of the series, (ii) the rate and times at which dividends will be payable on the shares of the series, and the status of such dividends as cumulative or non-cumulative and as participating or non-participating, (iii) the prices, times and terms, if any, at or upon which shares of the series will be subject to redemption, (iv) the rights, if any, to convert such shares into, or to exchange such shares for, shares of any other class of stock of the Company, (v) the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series, (vi) the rights and preferences, if any, of shares of the series upon any liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company, (vii) the limitations, if any, applicable while the series is outstanding, on the payment of dividends or making of distributions on, or the acquisition of, the Common Stock or any other class of stock which does not rank senior to the shares of the series. The Company has no current plans for issuance of any shares of Preferred Stock. Any issuance of shares of Preferred Stock may adversely affect the voting powers or rights of the holders of Common Stock.

  Anti-Takeover Provisions of Delaware Law

     The Company is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. Section 203 prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq SmallCap Market, from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, with three exceptions: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced, excluding for purposes of determining the number of shares outstanding the shares owned by persons who are both directors and officers of the corporation and the shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date that the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not pursuant to written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation, excluding voting stock owned by the interested stockholder. The restrictions in Section 203 also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation (for example, a proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock) which is approved or not opposed by a majority of the corporation's directors then in office and which is with or by a person who had not been an interested stockholder during the preceding three years or who became an interested stockholder with the approval of the corporation's board of directors.

     Section 203 defines a "business combination" as, in general: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale lease, transfer, pledge or other disposition to the interested stockholder of 10% or more of the corporation's assets; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation to the interested stockholder of any stock of the corporation; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series, or of securities convertible into the stock of any class or series, which is beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. Section 203 defines an "interested stockholder" as, in general, any person or entity who or which directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the corporation and any person or entity affiliated or associated with or controlling or controlled by that person or entity.

     The provisions of Section 203 could operate to delay or prevent the removal of incumbent directors of the Company or a change in control of the Company. They also could discourage, impede or prevent a merger, tender offer or proxy contest involving the Company, even if such an event would be favorable to the interests of the Company's stockholders generally. By adopting an amendment to the Company's Certificate of Incorporation or By-laws, the Company's stockholders may elect not to have Section 203 apply to the Company effective 12 months after the adoption of the amendment. Neither the Company's Certificate of Incorporation nor its By-Laws currently exclude the Company from the restrictions imposed by Section 203.

  Transfer Agent

     The Transfer Agent for the Common Stock is Harris Trust and Savings Bank, Houston, Texas. Its telephone number is 713-546-9706.

IMPACT OF STOCKHOLDERS' FAILURE TO APPROVE THE TRANSACTION

     If the Transaction is not approved by the stockholders, the Company will be required to seek additional equity or debt financing from other sources to continue to implement its business plan. Should the Company be unable to raise additional incremental funds, the Company would be required to alter substantially its business plan, which could include, without limitation, divesting its assets. In addition, if the Company is unable to raise $7.5 million in equity by July 31, 2000, the warrants with nominal exercise price granted to the Company's senior bank credit facility lenders will begin to become exercisable.

NO APPRAISAL RIGHTS

     Under Delaware law, objecting Stockholders will have no appraisal, dissenters' or similar rights (i.e., the right to seek a judicial determination of the "fair value" of the Common Stock and to compel the Company to purchase their Common Stock for cash in that amount) with respect to the Transaction, nor will the Company voluntarily accord such rights to Stockholders. Therefore, approval by the requisite number of shares of the matters presented at the Special Meeting will bind all Stockholders and objecting Stockholders will be able to liquidate their Common Stock only by selling it in the market.

VOTING REQUIREMENTS

     Each holder of Common Stock is entitled to one vote per share held. The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote and present in person or by proxy at the Special Meeting is required for approval of this Proposal, provided that the number of shares present in person or by proxy constitutes a quorum. In the event that a quorum is not present or represented at the Special Meeting, the stockholders entitled to vote at the meeting present in person or by proxy shall have the power to adjourn the meeting until a quorum shall be present or represented. Proxies solicited by the Board of Directors that are returned without indicating a voting preference will be voted for approval of this Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the fiscal year 2000 to May 3, 2000, the Company purchased approximately $57,406 of calcium carbonate ("brine") from Tetra Technologies, Inc. J. Taft Symonds, a director of the Company, is the Chairman of the Board of Tetra Technologies, and Stephen T. Harcrow, the Company's Chairman of the Board and Chief Executive Officer until November 16, 1998, was on the Board of Directors of Tetra Technologies. All of the brine purchases were made on a spot basis without the benefit of a contract.

     During the fiscal year 2000, as of May 3, 2000, the Company sold approximately $29,214 of steel tanks to Pennzoil Company and $24,832 of steel tanks to Pennzoil-Quaker State Company. Ernest H. Cockrell, a director of the Company, is on the Board of Directors of Pennzoil-Quaker State Company.

     Certain directors of the Company or entities affiliated with them are participating in the Transaction. See Authorization of Transaction -- Conversion and Prepayment of Existing Notes and Repurchase of Warrants; Additional Subscriptions.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this document.

                                       FOR THE PERIOD
                                        DECEMBER 19,                   YEAR ENDED                    NINE MONTHS ENDED
                                       1994 (DATE OF    -----------------------------------------   --------------------
                                       INCEPTION) TO    JUNE 29,   JUNE 28,   JUNE 27,   JULY 3,    MARCH 27,   APRIL 1,
                                        JULY 1, 1995      1996       1997       1998       1999       1999        2000
                                       --------------   --------   --------   --------   --------   ---------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net Revenues.........................     $17,799       $53,354    $71,101    $ 99,897   $148,760   $110,216    $144,063
Cost of revenues.....................      13,473        43,518     57,268      77,273    110,957     82,649     110,702
                                          -------       -------    -------    --------   --------   --------    --------
Gross profit.........................       4,326         9,836     13,833      22,624     37,803     27,567      33,361
Selling, general and administrative
  expenses...........................       3,771         9,604     11,874      17,843     27,244     20,571      28,882
Restructuring and non-recurring
  charges............................          --            --         --          --         --         --       2,681
Non-recurring compensation expense...          --            --         --       2,312        682        682          --
                                          -------       -------    -------    --------   --------   --------    --------
Operating income.....................         555           232      1,959       2,469      9,877      6,314       1,798
Interest expense.....................         671         1,783      2,058       1,614      3,199      2,210       6,646
Interest income......................          --           (65)      (111)       (118)      (124)       (35)       (170)
Other income, net....................         (72)         (206)      (598)       (489)      (453)      (173)        (35)
Put warrant valuation adjustment.....          --            --         --          --         --         --      (1,198)
                                          -------       -------    -------    --------   --------   --------    --------
Income (loss) before income taxes....         (44)       (1,280)       610       1,462      7,255      4,312      (3,445)
Income tax provision (benefit).......          (1)         (446)       293       1,352      2,854      1,635      (1,701)
                                          -------       -------    -------    --------   --------   --------    --------
Net income (loss) before
  extraordinary item.................         (43)         (834)       317         110      4,401      2,677      (1,744)
Extraordinary income (loss) on early
  extinguishment of debt, net of
  income tax.........................          --            --         --         219       (281)      (281)         --
Minority interest....................          --            --         --          --         --         --         253
                                          -------       -------    -------    --------   --------   --------    --------
Net income (loss)....................         (43)         (834)       317         329      4,120      2,396      (1,997)
Dividends on Series A Preferred
  Stock..............................         (60)         (120)      (120)        (30)        --         --          --
                                          -------       -------    -------    --------   --------   --------    --------
Net income (loss) attributable to
  Common Stock.......................     $  (103)      $  (954)   $   197    $    299   $  4,120   $  2,396    $ (1,997)
                                          =======       =======    =======    ========   ========   ========    ========
Net income (loss) per common share --
  basic and diluted..................     $ (0.05)      $ (0.44)   $  0.09    $   0.08   $   0.84   $   0.49    $  (0.36)
                                          =======       =======    =======    ========   ========   ========    ========
Weighted average common shares
  outstanding assuming dilution......       2,078         2,185      2,198       3,875      4,888      4,869       5,504
                                          =======       =======    =======    ========   ========   ========    ========
CASH FLOW DATA:
Net cash provided by (used in)
  operating activities...............     $ 3,789       $  (109)   $   625    $  3,854   $  7,239   $  1,936    $ (3,806)
Net cash used in investing
  activities.........................      (7,527)       (5,430)    (4,631)    (31,126)   (51,327)    (8,420)     (7,763)
Net cash provided by financing
  activities.........................       4,737         4,664      4,212      27,117     45,737      6,416      14,383
OTHER DATA:
Depreciation and amortization........     $   354       $   913    $ 1,221    $  1,692   $  3,260   $  2,381    $  5,212
EBITDA(2)............................         981         1,416      3,889       7,080     14,396      9,585       9,895

                                                                   AS OF                                 AS OF
                                            ---------------------------------------------------   --------------------
                                            JULY 1,   JUNE 29,   JUNE 28,   JUNE 27,   JULY 3,    MARCH 27,   APRIL 1,
                                             1995       1996       1997       1998       1999       1999        2000
                                            -------   --------   --------   --------   --------   ---------   --------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........................  $ 3,192   $ 5,649    $ 8,019    $14,141    $(38,626)  $ 17,973    $(45,855)
Total assets..............................   21,814    30,318     41,084     80,382     176,575    108,080     179,415
Total debt................................   13,810    18,661     24,024     29,896      92,229     47,421      81,988
Series A Preferred Stock (redeemable).....    1,200     1,200      1,200         --          --         --          --
Stockholders' equity (deficit)............  $   216   $  (738)   $  (541)   $28,674    $ 38,569   $ 42,978    $ 35,128

---------------

(1) The Company uses a 52- or 53-week year-end ending on the Saturday closest to June 30. The fiscal year ended July 3, 1999 was a 53-week year.

(2) EBITDA represents consolidated net income before interest expense, income tax, depreciation and amortization, non-recurring compensation expense and extraordinary items. The Company believes that EBITDA is a meaningful measure of its operating performance; however, EBITDA should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures reported by other companies.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this proxy statement.

OVERVIEW

     Denali Incorporated is a provider of products and services for handling critical fluids, which are liquids, liquid mixtures, and slurries that are economically valuable or potentially hazardous to the environment. The Company is a manufacturer of fiberglass-composite underground storage tanks (USTs); steel aboveground storage tanks (ASTs); and engineered fiberglass-reinforced plastic-composite products for corrosion-resistant applications.

     Since inception in 1994, the Company has acquired twelve businesses. Due to the magnitude of these acquisitions and the integration of the acquired operations with the Company's existing businesses, results of operations for prior periods are not necessarily comparable with or indicative of current or future periods. Each of the acquisitions has been accounted for under the purchase method of accounting. Accordingly, the acquired businesses have been included in the Company's results of operations from the date of acquisition.

  Containment Products Group -- "Containment Solutions"

     The Company was formed in December 1994 to acquire certain assets and assume certain liabilities of the fiberglass composite UST business of Owens Corning.

     In October 1995, the Company acquired certain assets and assumed certain liabilities of Hoover Containment, Inc. ("Hoover"), a manufacturer of steel rectangular ASTs. The addition of the steel rectangular AST product line enabled the Company to offer a broader line of containment products and to expand its customer base. These two businesses form the Company's Containment Products Group known as Containment Solutions.

  Engineered Products Group -- "Specialty Solutions"

     In February 1997, the Company acquired Ershigs, Inc. ("Ershigs"), a manufacturer of engineered FRP products, as the first of the Company's Engineered Products Group.

     In October 1997, the Company acquired SEFCO Inc. ("SEFCO"), a manufacturer of engineered field-erected aboveground steel tanks, and also acquired GL&V/LaValley Industries, Inc. ("LaValley") (subsequently named "Ershigs Biloxi"), a manufacturer of engineered FRP products.

     In May 1998, the Company acquired CC&E, a leading North American field constructor of fiberglass-reinforced plastic products and integrated the operations into Ershigs.

     In June 1998, the Company acquired Fibercast Company, a leading manufacturer of fiberglass-reinforced plastic piping systems specializing in highly corrosive environments.

     In November 1998, the Company acquired Plasti-Fab, Inc., a leader in providing fiberglass-reinforced flumes and metering stations to the water and wastewater industries.

     In February 1999, the Company acquired Belco Manufacturing Company, Inc. and certain assets and assumed certain liabilities of S. Jones Limited Partnership (collectively "Belco"). Belco manufactures engineered fiberglass-reinforced plastic tanks, vessels and piping systems. Belco's products are sold primarily into the water/wastewater and oil and gas industries where corrosion-resistant products are needed.

     On September 3, 1999, the Company acquired 67.5% of the issued and outstanding stock of Manantial Chile S.A., a company that designs, equips, installs and commissions industrial and municipal water and wastewater treatment plants and systems.

     Belco, Fibercast, Ershigs, SEFCO, Plasti-Fab and Manantial form the Company's Engineered Products Group known as Specialty Solutions.

     On July 1, 1999, the Company acquired Welna, N.V., a company which operates through two divisions. Welna Synthetics designs, manufactures, and installs all forms of FRP pipe systems, vessels and other related equipment requiring high levels of corrosion resistance. Welna Trade is a distribution operation that specializes in high quality products and engineered systems for power generation, water treatment, and paper and chemical processing industries. Welna's operations had no effect on the Company's operating results for fiscal year 1999. Welna's balance sheet has been consolidated as of July 3, 1999.

     On November 11, 1999, the Company acquired all of the issued and outstanding stock of HP Valves, a valve manufacturer located in Oldenzaal, The Netherlands.

     The following table indicates the Company's net revenues by segment for fiscal 1997, 1998 and 1999 and for the nine months ended April 1, 2000 (in millions):

                                                      YEAR ENDED                        NINE
                                     --------------------------------------------   MONTHS ENDED
                                     JUNE 28, 1997   JUNE 27, 1998   JULY 3, 1999   APRIL 1, 2000
                                     -------------   -------------   ------------   -------------
NET REVENUES BY SEGMENT:
Containment Solutions..............      $64.8           $71.5          $ 93.8         $ 43.9
Specialty Solutions................        6.3            28.4            55.0           50.1
Welna..............................         --              --              --           50.0
                                         -----           -----          ------         ------
          Total net revenues.......      $71.1           $99.9          $148.8         $144.0
                                         =====           =====          ======         ======

RESULTS OF OPERATIONS

     The following table sets forth for fiscal 1997, 1998, 1999 and for the nine months ended April 1, 2000, the percentage relationship to net revenues of certain expenses and earnings:

                                                              AS A PERCENTAGE OF NET REVENUES
                                                ------------------------------------------------------------
                                                                 YEAR ENDED                        NINE
                                                --------------------------------------------   MONTHS ENDED
                                                JUNE 28, 1997   JUNE 27, 1998   JULY 3, 1999   APRIL 1, 2000
                                                -------------   -------------   ------------   -------------
STATEMENT OF OPERATIONS DATA:
Net revenues..................................      100.0%          100.0%         100.0%          100.0%
Cost of revenues..............................       80.5            77.4           74.6            76.8
                                                    -----           -----          -----           -----
Gross profit..................................       19.5            22.6           25.4            23.2
Selling, general and administrative
  expenses....................................       16.7            17.8           18.3            20.0
Restructuring and non-recurring charges.......         --              --             --             1.9
Non-recurring compensation expense............         --             2.3            0.5              --
                                                    -----           -----          -----           -----
Operating income..............................        2.8             2.5            6.6             1.3
Interest expense..............................        2.9             1.6            2.1             4.6
Interest income...............................       (0.2)           (0.1)          (0.1)           (0.1)
Put warrant value adjustment..................         --              --             --            (0.8)
Other income, net.............................       (0.8)           (0.5)          (0.3)             --
                                                    -----           -----          -----           -----
Income (loss) before income taxes.............        0.9             1.5            4.9            (2.4)
Income tax provision (benefit)................        0.4             1.4            1.9            (1.2)
                                                    -----           -----          -----           -----
Net income (loss) before extraordinary item...        0.5%            0.1%           3.0%           (1.2%)
                                                    =====           =====          =====           =====

  Nine months ended April 1, 2000 compared with nine months ended March 27, 1999

     Net sales increased $33.8 million, or 30.7%, to $144.0 million in the first nine months of fiscal 2000 from $110.2 million in the same period of fiscal 1999. A total of $57.5 million of the increase resulted from the inclusion of the new acquisitions (Welna, Manantial, HP Valves, Belco and Plasti-Fab). The remaining

$23.7 million decrease in sales primarily resulted from a $26.6 million decrease in sales at Containment Solutions from $70.5 million in the fiscal 1999 period to $43.9 million in the fiscal 2000 period due to less demand in the petroleum equipment industry. The decrease at Containment Solutions was offset by an increase at Specialty Solutions of approximately $2.9 million.

     Gross profit increased $5.8 million, or 21.0%, to $33.4 million in the fiscal 2000 period from $27.6 million in the fiscal 1999 period. Approximately $14.5 million of the increase was related to the new acquisitions. This increase was offset by an $8.0 million decrease in gross profit at Containment Solutions and a $0.7 million decrease at Specialty Solutions. Gross margin for the Company decreased to 23.2% from 25.0% in the prior year period primarily due to the decrease in sales volume at Containment Solutions, partially offset by the inclusion of Welna with gross margins of 26.5%.

     Selling, general and administrative expenses increased $8.3 million to $28.9 million for the first nine months of fiscal 2000 from $20.6 million in the same period last year. The increase is primarily attributable to additional expenses associated with the new acquisitions, offset by decreased sales and marketing expenses at Containment Solutions and Specialty Solutions.

     The Company recognized a $682,000 non-recurring compensation charge in the second quarter of fiscal 1999 related to a salary continuation agreement.

     The Company recorded $2.7 million of restructuring charges during the first nine months of fiscal 2000 in connection with its restructuring plan. See Note 8 of the Notes to the Unaudited Consolidated Financial Statements for further discussion.

     The Company's fiscal 2000 provision for income taxes differs from the U.S. statutory rate due to the put warrant valuation adjustment, state income taxes and other permanent differences. The Company's fiscal 1999 provision for income taxes differs from the U.S. statutory rate due to state income taxes and other permanent differences.

     Due to the above factors, net loss in the first nine months of fiscal 2000 was $1,997,000, or $0.36 per share, compared with net income of $2,396,000 (including an extraordinary item loss of $281,000), or $0.49 per share, in the prior year nine month period. Excluding the impact of the restructuring charge and warrant valuation adjustments, the net loss was $1,493,000, or $0.27 loss per share for the first nine months of fiscal 2000 compared to net income of $3,100,000, or $0.64 earnings per share for the same period last year, excluding the non-recurring compensation charge and the extraordinary item.

  Fiscal 1999 Compared with Fiscal 1998

     The Company's results of operations for fiscal 1999 were significantly affected by the inclusion of acquired companies. The results of SEFCO and LaValley were included for a full year in fiscal 1999 versus 34 weeks in fiscal 1998. CC&E and Fibercast were included for a full year in fiscal year 1999 compared to seven and three weeks in fiscal year 1998, respectively. The results of Plasti-Fab and Belco were included for 31 and 21 weeks in fiscal 1999, respectively, following their purchases in November 1998 and February 1999. The acquisition of Welna on July 1, 1999 had no impact on the current year results.

     In addition, the Company utilizes a 52- or 53-week year-end ending on the Saturday closest to June 30. The fiscal year ended July 3, 1999 was a 53-week year.

     Net revenues for fiscal 1999 increased $48.9 million, or 49%, to $148.8 million in fiscal 1999 from $99.9 million in fiscal 1998. Revenues from the Specialty Solutions Group increased $26.6 million due primarily to the inclusion of prior year acquisitions for a full fiscal year. The Containment Solutions Group had an increase in revenues of $22.3 million, primarily from an increase in UST demand from new construction and replacement.

     Gross profit increased $15.2 million, or 67%, to $37.8 million in fiscal 1999 from $22.6 million in 1998. Gross margins for the Containment Solutions Group increased to 25.3% in fiscal 1999 as compared to 20.9% in fiscal 1998 due primarily to operational improvements and volume efficiencies. The gross margin at Specialty

Solutions decreased slightly to 25.6% in fiscal 1999 from 27.1% in fiscal 1998. This slight decrease is the result of changes in the product and job mix from the prior year.

     Selling, general and administrative expenses increased $9.4 million, or 53%, to $27.2 million in fiscal 1999 from $17.8 million in fiscal 1998, excluding non-recurring compensation charges of $682,000 and $2.3 million in 1999 and 1998, respectively. The increase is primarily attributable to additional expenses from the acquired companies and increased sales expense due to volume increases at Containment Solutions. Selling, general and administrative expenses, as a percentage of net revenues, remained consistent at 18.3% for fiscal 1999 compared to 17.8% in fiscal 1998.

     In fiscal 1999, the Company recognized a $682,000 non-recurring compensation charge in the second quarter relating to a salary continuation agreement. In fiscal 1998, the Company recognized a $2.3 million non-recurring compensation charge in the first quarter due to the exchange of subsidiary stock options for Denali stock options.

     Interest expense in fiscal 1999 was $3.2 million compared to $1.6 million in fiscal 1998. The increase was due to borrowings required to finance the Company's acquisitions in late fiscal 1998 and fiscal 1999.

     The Company's provision for income taxes differs from the U.S. statutory rate of 34% due to state taxes, non-deductible goodwill amortization and other permanent differences. In fiscal 1998, the Company's provision for income taxes differed from the U.S. statutory rate due to the non-recurring compensation charge being non-deductible for income tax purposes.

     The Company recognized an extraordinary loss on the early extinguishment of debt, net of income tax, of $281,000 in the third quarter of fiscal 1999.

     Due to the factors described above, net income attributable to common stock for fiscal 1999 increased from $299,000 in fiscal 1998 to $4.1 million in fiscal 1999. Earnings per share, excluding the non-recurring compensation expense and extraordinary items, increased 60% to $.99 in fiscal 1999 from $.62 in fiscal 1998 on a diluted basis. Including the non-recurring compensation expense, fiscal 1999 earnings per diluted share were $.90 before extraordinary items and $.84 after extraordinary items.

  Fiscal 1998 Compared with Fiscal 1997

     The Company's results of operations for fiscal 1998 were significantly affected by the inclusion of acquired companies. The results of Ershigs were included for a full year in fiscal 1998 versus 17 weeks in fiscal 1997, following the February 1997 acquisition by the Company. SEFCO and LaValley were acquired in October 1997 and were included in the Company's results for 34 weeks in fiscal 1998 and were not included in fiscal 1997 results. The results of CC&E and Fibercast were included for seven and three weeks in fiscal 1998, respectively, following the Company's purchases in May and June 1998.

     Net revenues for fiscal 1998 increased $28.8 million, or 41%, to $99.9 million in fiscal 1998 from $71.1 million in fiscal 1997. Revenues at Specialty Solutions increased $22.1 million due to the inclusion of acquired companies' results in fiscal 1998. Revenues at Containment Solutions increased 10%, or $6.7 million, due to continued strong demand for petroleum storage tanks.

     Gross profit increased $8.8 million, or 64%, to $22.6 million in fiscal 1998 from $13.8 million in fiscal 1997. Gross profit margins were 22.6% and 19.5% for fiscal 1998 and 1997, respectively. Gross profit margins at Containment Solutions increased to 20.9% in fiscal 1998 as compared to 19.6% in fiscal 1997 due to better throughput at the Company's manufacturing facilities. The gross profit margin at Specialty Solutions improved to 27.1% in fiscal 1998 versus 18.2% in fiscal 1997 due to significant operating improvements at Ershigs, purchased by the Company in fiscal 1997, and the additions of LaValley and SEFCO to Specialty Solutions in fiscal 1998.

     Selling, general and administrative expenses increased $5.9 million, or 50%, to $17.8 million in fiscal 1998 from $11.9 million in fiscal 1997, excluding the $2.3 million compensation charge taken in fiscal 1998. The increase is attributable to additional expenses associated with the acquired companies at Specialty Solutions and increased sales and marketing expenses at Containment Solutions. Selling, general and administrative expenses increased as a percentage of net revenues from 16.7% in fiscal 1997 to 17.8% in fiscal 1998.

     The Company recognized a $2.3 million non-recurring compensation charge in the first quarter of fiscal 1998 due to the exchange of subsidiary stock options for Denali stock options.

     Interest expense in fiscal 1998 was $1.6 million compared to $2.1 million in fiscal 1997. The decrease in fiscal 1998 was due to the use of IPO proceeds to pay down the Company's debt, partially offset by increased borrowings required to finance the Company's acquisitions in fiscal 1998.

     The Company's provision for income taxes primarily differs from the U.S. statutory rate of 34% due to the non-recurring compensation charge being non-deductible for income tax purposes. In addition, the Company's provision for income taxes differs from the U.S. statutory rate due to state income taxes and other permanent differences.

     The Company recognized an extraordinary gain on the early extinguishment of debt, net of income tax, of $219,000 in fiscal 1998.

     Due to the factors described above, net income attributable to common stock for fiscal 1998 increased from $197,000 in fiscal 1997 to $299,000 in fiscal 1998. Earnings per share, excluding the non-recurring compensation expense and extraordinary items, increased from $.09 in fiscal 1997 to $.62 in fiscal 1998 on a diluted basis. Including the non-recurring compensation expense, earnings per diluted share were $.02 in fiscal 1998 before extraordinary items and $.08 after extraordinary items.

LIQUIDITY AND CAPITAL RESOURCES

     During the first nine months of fiscal 2000, exclusive of acquisitions, the Company's operating activities used $0.8 million of cash to increase its accounts receivable and inventories, $5.3 million of cash to reduce its accrued liabilities, and $3.6 million to reduce its income tax liabilities. Decreases in prepaid expenses provided $3.3 million of cash. The Company borrowed $14.4 million with the cash used primarily to conclude the purchase of HP Valves and Manantial and for payments associated with restructuring operations and working capital additions.

     The Company amended its U.S. credit facility on February 24, 2000. The amendment requires the Company to raise at least $7.5 million in equity before July 31, 2000 in order to reduce its senior debt leverage ratio. If Denali fails to raise $7.5 million of equity, the banks will receive up to 1,000,000 warrants at nominal value to be issued on a schedule from August 2000 through December 2000.

     In May 2000, the Company announced the signing of a letter of intent with William Blair Mezzanine Capital Fund III, L.P. ("Blair") in which Blair proposes to invest $28 million in Denali through a combination of senior subordinated notes, convertible senior subordinated notes, and common equity. This proposed investment is subject to certain conditions including satisfactory completion of due diligence by Blair and stockholder approval.

     The Company's credit facility as amended February 24, 2000 with its principal lender provides for revolving lines of credit and secured term loans of up to an aggregate of $57.5 million, including $32.5 million in outstanding term loans and a $25.0 million revolving line of credit. As of April 1, 2000, the Company had outstanding indebtedness of $21.9 million under the revolving lines of credit. Borrowings under this credit facility are secured by liens on substantially all of the Company's U.S. assets. See Note 6 of Notes to the Unaudited Consolidated Financial Statements for certain information regarding the credit facility. The revolving credit facility and term loan provide for borrowings, at the Company's option, at either the bank's prime rate plus margins of 1.25% to 2.75% or varying rates of LIBOR plus 2.5% to 4.0% based on the domestic leverage ratio levels. The acquisition term loan provides for borrowings, at the Company's option, at either the bank's prime rate plus margins of 1.75% to 3.25%, or at varying rates of LIBOR plus 3.0% to 4.5% based on the domestic leverage ratio levels. The credit facility has a five-year term expiring in January 2004.

     This senior credit facility provides availability for letters of credit up to $10.0 million subject to availability of borrowing capacity under the revolving credit notes. As of April 1, 2000, the Company had

$1.7 million of letters of credit outstanding. The senior credit facility requires the Company to maintain certain financial covenants and requires an annual fee of .50% on the unused portion of the revolving credit notes. The senior credit facility is secured by substantially all of the assets of the Company's U.S. subsidiaries.

     On July 1, 1999, the Company issued $15.0 million, or $13.3 million net of discount (of which $3,999,000 is to certain directors of the Company and is classified separately as related party subordinated debt on the balance sheet) in senior subordinated notes ("subordinated notes"), bearing interest at 12% and maturing in 2006. The subordinated notes were issued with detachable warrants that enable the holders to purchase up to 534,873 common shares at $7.54 per share. The warrants are exercisable immediately and expire in 2006. The warrants or warrant shares also feature a put option that allows the holder to put up to 1/3 of the warrants or warrant shares each year at fair market value beginning in year five and expiring in year ten. The warrants were recorded at fair value of $1,733,000 based on the Black Scholes valuation model, which has been recorded as a liability, and a related discount on the senior subordinated debt was recorded for the same amount. This discount will be amortized over the seven-year term of the subordinated notes as additional interest expense and the liability will be adjusted to the fair value of the warrants in future periods. At April 1, 2000, the liability had been reduced by $1,198,000 to $535,000. This change has been recorded as a separate line item on the consolidated statement of operations. The proceeds from the subordinated notes issuance were used in the funding of the acquisition of Welna. The subordinated notes require the Company to maintain certain financial covenants.

     The Company expects to take a charge of approximately $2.4 million upon closing of the Blair transaction, to expense the unamortized discount on the existing subordinated debt and to write-off capitalized financing costs related to the existing subordinated debt.

     As a result of the lower than expected operating results during the first nine months of fiscal 2000, the Company was not in compliance with certain of the financial covenants in both its senior credit facility and its senior subordinated notes as of April 1, 2000. In addition, the Company has a continuing covenant default with its subordinated note holders due to unresolved breaches of second quarter covenant targets. The bank group agreed to waive financial covenant defaults conditional on receipt of executed waivers from the Company's subordinated note holders. Because a waiver agreement has not yet been reached with the subordinated note holders, the Company continues in technical default with its U.S. bank group. Due to the ongoing default with the subordinated debt holders, the Company does not intend to seek another short-term waiver with its U.S. bank group until the proposed Blair transaction is consummated. Because of the existing technical defaults, the Company has classified $58,334,000 of its long-term debt as current liabilities at April 1, 2000. As mentioned above, the Company, in cooperation with its U.S. bank group, expects to raise sufficient capital to reduce its senior domestic leverage ratio. The Company does not anticipate that its lenders will accelerate the maturity of the loans or discontinue the current revolving credit facility. However, if these events were to occur or if the Company is not successful in raising additional equity, the Company may be required to seek alternative financing or other remedies.

     In June 1999, the Company entered into a new senior credit facility with two Netherlands financial institutions ("Senior Dutch Facility") to finance the acquisition of Welna. The new Senior Dutch Facility provides for two term loans for a total facility of Dutch guilders (NLG) 25 million. Term Loan A provides for borrowings of NLG 15 million with quarterly payments of NLG 625,000 beginning October 1, 1999. Term Loan B provides for borrowings of NLG 10 million with principal due at date of maturity (August 1, 2001). As of April 1, 2000, the Company had outstanding indebtedness of NLG $23.1 million, or approximately $10.0 million. The term loans bear interest at Euribor plus 1.75%. The Senior Dutch Facility requires the Company to maintain certain financial covenants. The Company is in compliance with all financial covenants as of April 1, 2000. The facility is secured by substantially all of Welna's assets.

     The Company also assumed approximately $15 million in debt, net of cash acquired, with the acquisition of Welna on July 1, 1999. The debt bears interest at an average of approximately 4.75% and consists primarily of lines of credit facilities that are due on demand with various financial institutions.

     The Company's capital requirements have primarily related to acquisitions of businesses in the critical fluids handling industry. The Company has made cash payments net of cash acquired for acquisitions of approximately $98.3 million in the aggregate since inception in December 1994. The source of this cash primarily has been bank debt along with proceeds from the sale of idle assets and use of cash provided by operations. The Company intends to focus on debt reduction and the integration of its prior and recent acquisitions for the remainder of fiscal year 2000.

QUARTERLY RESULTS AND SEASONALITY

     The Company has experienced significant fluctuations in its quarterly results of operations. These fluctuations have been attributable to timing of acquisitions and seasonality. The Company's quarterly operating results are affected by the annual construction season slowdown resulting from winter weather especially in the period December through March. The fiberglass composite UST business is especially impacted during the winter months.

IMPACT OF YEAR 2000 ISSUES

     In late 1999, the Company completed the evaluation, remediation and testing of its information systems and noninformation technology systems in preparation for the year 2000. To date, the Company has not experienced any material adverse impacts on its systems as a result of the year 2000 issue. To date, the Company has not incurred material costs to address the year 2000 readiness of its systems. There can be no assurance that the cost estimates associated with the year 2000 issue will not have a material adverse effect on the Company's results of operations and financial condition. The Company will continue to monitor its systems and its suppliers and vendors throughout the year 2000 to ensure that any latent year 2000 matters that may arise are addressed promptly.

EURO CONVERSION

     On January 1, 1999, 11 of the 15 member countries of the European Union adopted the Euro as their common legal currency and established fixed conversion rates between their existing sovereign currencies and the Euro. The Company is currently evaluating issues raised by the introduction and initial implementation of the Euro on January 1, 2002. The Company does not expect costs of system modifications to be material, nor does it expect the introduction and use of the Euro to materially and adversely affect its financial condition or results of operations. The Company will continue to evaluate the impact of the Euro introduction.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

     This Proxy Statement contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this report, the words, "anticipate", "believe", "estimate", "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitations, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     The Company is subject to market risk exposure related to changes in interest rates on its senior domestic and foreign credit facilities, which includes revolving credit notes and term notes. These instruments carry interest at a pre-agreed upon percentage point spread from either the prime interest rate, LIBOR, or Euribor. Under its senior domestic credit facilities, the Company may, at its option, fix the interest rate for certain borrowings based on a spread over LIBOR for 30 days to 6 months. At June 27, 1998 and July 3, 1999, the Company had $28.7 million and $58.9 million, respectively, outstanding under its senior credit facilities. Based on these balances, an immediate change of one percent in the interest rate would cause a change in interest expense of approximately $287,000 and $589,000, or $.05 and $.07, net of tax, per diluted share, respectively, on an annual basis. The Company's objective in maintaining these variable rate borrowings is the flexibility obtained regarding early repayment without penalties and lower overall cost as compared with fixed-rate borrowings.

     The Company also has working capital lines of credit with various financial institutions for several foreign subsidiaries. These lines of credit are denominated in the subsidiary's local currency. The majority of these instruments carry interest at a percentage point spread from certain European interest rates, such as LIBOR, PIBOR and STIBOR. At July 3, 1999, the Company had $16.2 million outstanding under these facilities. Based on this balance, an immediate change of one percent in the interest rate would cause a change in interest expense of approximately $162,000, or $0.02, net of tax, per diluted share, on an annual basis.

     Beginning in fiscal year 2000, the Company, through its subsidiary Welna, will have manufacturing and sales activities in foreign jurisdictions. In 1999, the Company manufactured its products in the United States. With the addition of Welna, the Company will have manufacturing and sales facilities in The Netherlands, Germany, Poland, France and the United Kingdom. In addition, the Company will also have sales activities in Belgium and Thailand. As a result, the Company's financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company distributes its products. The Company's operating results are primarily exposed to changes in exchange rates between the Dutch guilder and the Polish Zloty and Swedish Krona (non-Euro countries). When the Dutch guilder strengthens against the Polish Zloty and Swedish Krona, the value of non-functional currency sales decreases. When the Dutch guilder weakens, the function currency amount of sales increases. The Company does not currently hedge its net investment in foreign operations.

     The Company has exposure to price fluctuations associated with its primary raw materials, including fiberglass, resin and steel. The Company's supply agreement with a major supplier of fiberglass holds pricing constant for the period from January 1, 1998 through June 30, 1999 and subsequently contains certain stabilizing pricing parameters through its expiration on December 31, 2000. In addition, the Company does not have any long-term purchase agreements nor does it depend upon any single supplier or source for its resin or steel requirements.

               SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any proposal by stockholders for stockholder action to be presented at the next Annual Meeting of Stockholders to be held in 2000, must have been received by the Company's Assistant Secretary, at the Company's offices, not later than May 23, 2000, in order to be included in the Company's proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Company at 1360 Post Oak Blvd., Suite 2250, Houston, Texas 77056, Attention: Janice McCormick, Assistant Secretary. If a shareholder proposal is introduced at the 2000 Annual Meeting of Stockholders without any discussion of the proposal in the Company's proxy statement, and the stockholder did not notify the Company on or before May 23, 2000, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Stockholders, then proxies received by the Company for the 2000 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notice of such proposal is to be sent to the above address.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other business to be considered or acted upon at the Special Meeting other than those described above.

                                            By Order of the Board of Directors,

                                            Richard W. Volk
                                            Chairman, Chief Executive Officer
                                            and President

Houston, Texas
June 13, 2000

                                   APPENDIX I

                           [MORGAN KEEGAN LETTERHEAD]

May 23, 2000

Board of Directors
Denali Incorporated
1360 Post Oak Boulevard
Suite 2250
Houston, TX 77056

Ladies and Gentlemen:

     The Board of Directors of Denali Incorporated ("DNLI" or the "Company") has requested our opinion as to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company in a proposed transaction (the "Transaction") between the Company and William Blair Mezzanine Capital Fund III, L.P. ("Blair").

     You have advised us that in the Transaction the Company would issue to Blair 1,818,182 shares of its common stock (the "Company Common Stock") at a price of $4.40 per share, and $20,000,000 aggregate principal amount of partially convertible senior subordinated notes convertible into Company Common Stock at a conversion price of $4.75 per share. Upon consummation of the Transaction, Blair would own a minority ownership interest in the Company Common Stock.

     In connection with our opinion, we have:

          (1) reviewed certain publicly available financial statements and other business and financial information on Denali;

          (2) reviewed certain internal financial statements and other financial and operating data concerning Denali prepared by the management of Denali;

          (3) analyzed certain financial forecasts prepared by the management of Denali;

          (4) discussed the past and current operations and financial condition and the prospects of Denali with management of Denali;

          (5) discussed with management how new equity capital could help Denali achieve its operating and financial plans and potential alternatives to raising such equity capital;

          (6) reviewed the pro forma impact of the transaction on Denali's earnings per share and financial ratios;

          (7) reviewed the reported prices and trading activity for the shares of the Company's Common Stock;

          (8) reviewed the financial terms, to the extent publicly available, of certain comparable minority investment transactions by financial investors;

          (9) reviewed a draft of the Agreement, including exhibits and schedules thereto, to be entered into between Denali and Blair and certain related documents;

     In addition, we have considered such other factors and performed such other analyses as Morgan Keegan deemed appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us. We have not been engaged to, and have not attempted to, independently verify any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.

     With respect to the financial and operational forecasts made available to us by the management of the Company and used in our analysis, we have assumed that such financial and operational forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluation or appraisal.

     It should be noted that this opinion is based on financial, economic, market and other conditions and circumstances existing on, and information made available as of, or as they exist and can be evaluated on, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, to the Company of the consideration to be paid for the investment in common equity and partially convertible senior subordinated notes by Blair in connection with the Transaction and does not address the underlying business decision to effect the Transaction or any other terms of the Transaction. We have also assumed that the conditions to the Transaction as set forth in the draft Agreement would be satisfied, without any waiver or modification thereof, and that the Transaction would be consummated on a timely basis in the manner contemplated by the draft Agreement. In addition, we are not expressing any opinion as to the actual value of the Company Common Stock or to the prices at which the Company Common Stock may trade following the date of this opinion.

     In the ordinary course of our business, we may actively trade in the equity securities of the Company for our own account and the accounts of our customers and, accordingly, may at any time hold a significant long or short position in such securities.

     Our opinion is rendered to the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with the Transaction. This letter may not be disclosed or otherwise referred to without our prior written consent in each instance, except as may be required by law or a court of competent jurisdiction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid to the Company in connection with the Transaction is fair, to the Company from a financial point of view.

                                            Yours very truly,

                                            MORGAN KEEGAN & COMPANY, INC.

                              DENALI INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                NO.
                                                              --------
Consolidated Balance Sheets as of July 3, 1999 and April 1,
  2000 (Unaudited)..........................................  F-1
Consolidated Statements of Operations for the Three Months
  Ended April 1, 2000 and March 27, 1999 and the Nine Months
  Ended April 1, 2000 and March 27, 1999 (Unaudited)........  F-2
Consolidated Statements of Cash Flows for the Nine Months
  Ended April 1, 2000 and March 27, 1999 (Unaudited)........  F-3
Notes to Unaudited Consolidated Financial Statements
  (Unaudited)...............................................  F-4
Report of Independent Auditors..............................  F-10
Report of Independent Auditors..............................  F-11
Consolidated Balance Sheets as of June 27, 1998 and July 3,
  1999......................................................  F-12
Consolidated Statements of Operations for the Years Ended
  June 28, 1997, June 27, 1998 and July 3, 1999.............  F-13
Consolidated Statements of Stockholders' Equity as of June
  28, 1997, June 27, 1998 and July 3, 1999..................  F-14
Consolidated Statements of Cash Flows for the Years Ended
  June 28, 1997, June 27, 1998 and July 3, 1999.............  F-15
Notes to Consolidated Financial Statements..................  F-16

                              DENALI INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                                APRIL 1,     JULY 3,
                                                                  2000         1999
                                                              ------------   --------
                                                              (UNAUDITED)     (NOTE)
                                                                  (IN THOUSANDS)
                                       ASSETS

Current assets:
  Cash......................................................    $  4,340     $  1,824
  Accounts receivable, net of allowances of $1,042,000 at
     April 1, 2000 and $1,419,000 at July 3, 1999...........      39,459       38,862
  Inventories...............................................      27,305       26,175
  Income tax receivable.....................................       1,709           --
  Prepaid expenses..........................................       3,370        4,052
  Other receivables.........................................          --        2,591
  Deferred tax assets.......................................       1,164        1,135
                                                                --------     --------
Total current assets........................................      77,347       74,639
Property, plant and equipment, net..........................      46,170       46,938
Goodwill, net...............................................      51,276       50,651
Other assets................................................       4,373        3,898
Assets held for sale........................................         249          449
                                                                --------     --------
          Total assets......................................    $179,415     $176,575
                                                                ========     ========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $ 19,284     $ 19,047
  Accrued liabilities.......................................      11,687       15,777
  Lines of credit...........................................      23,353       16,217
  Income taxes payable......................................          --        1,757
  Current maturities of long-term debt......................       6,545        4,030
  Long-term debt in technical default (Notes 6 and 19)......      58,334       52,457
  Related party subordinated debt in technical default
     (Notes 6 and 19).......................................       3,999        3,980
                                                                --------     --------
Total current liabilities...................................     123,202      113,265
Long-term debt, less current maturities.....................      13,110       15,545
Accrued pension costs.......................................       1,880        2,109
Minority interest...........................................       1,775        1,571
Deferred taxes..............................................       1,838        1,692
Other long-term liabilities.................................       2,482        3,824
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value
     Authorized shares -- 30,000,000 Issued, and outstanding
      shares -- 5,558,914 at April 1, 2000, and 5,423,215 at
      July 3, 1999..........................................          56           54
  Additional paid-in capital................................      35,639       34,956
  Other accumulated comprehensive loss......................      (2,129)          --
  Retained earnings.........................................       1,562        3,559
                                                                --------     --------
          Total stockholders' equity........................      35,128       38,569
                                                                --------     --------
          Total liabilities and stockholders' equity........    $179,415     $176,575
                                                                ========     ========

                            See accompanying notes.

Note: The balance sheet at July 3, 1999 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                              DENALI INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                                      --------------------   --------------------
                                                      APRIL 1,   MARCH 27,   APRIL 1,   MARCH 27,
                                                        2000       1999        2000       1999
                                                      --------   ---------   --------   ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues........................................  $46,142     $36,328    $144,063   $110,216
Cost of revenues....................................   37,161      27,667     110,702     82,649
                                                      -------     -------    --------   --------
Gross profit........................................    8,981       8,661      33,361     27,567
Selling, general and administrative expenses........    8,962       7,065      28,882     20,571
Restructuring and non-recurring charges.............      190          --       2,681         --
Non-recurring compensation expense..................       --          --          --        682
                                                      -------     -------    --------   --------
Operating income (loss).............................     (171)      1,596       1,798      6,314
Interest expense....................................    2,426         925       6,646      2,210
Interest income.....................................       --         (23)       (170)       (35)
Other (income) expense, net.........................       96         (66)        (35)      (173)
Put warrant valuation adjustment....................       --          --      (1,198)        --
                                                      -------     -------    --------   --------
Income (loss) before income taxes and minority
  interest..........................................   (2,693)        760      (3,445)     4,312
Income tax (benefit) expense........................     (983)        284      (1,701)     1,635
                                                      -------     -------    --------   --------
Net income (loss) before minority interest and
  extraordinary item................................   (1,710)        476      (1,744)     2,677
Extraordinary loss on early extinguishment of debt,
  net...............................................       --        (281)         --       (281)
Minority interest...................................       61          --         253         --
                                                      -------     -------    --------   --------
Net income (loss)...................................  $(1,771)    $   195    $ (1,997)  $  2,396
                                                      =======     =======    ========   ========
Net income (loss) per common share -- basic and
  diluted:
  Income (loss) before extraordinary item...........  $ (0.32)    $  0.10    $  (0.36)  $   0.55
  Extraordinary item................................       --       (0.06)         --      (0.06)
                                                      -------     -------    --------   --------
  Net income (loss) per common share................  $ (0.32)    $  0.04    $  (0.36)  $   0.49
                                                      =======     =======    ========   ========
Comprehensive income (loss):
  Net income (loss).................................  $(1,771)    $   195    $ (1,997)  $  2,396
  Currency translation adjustments..................   (1,230)         --      (2,129)        --
                                                      -------     -------    --------   --------
  Comprehensive income (loss).......................  $(3,001)    $   195    $ (4,126)  $  2,396
                                                      =======     =======    ========   ========

                            See accompanying notes.

                              DENALI INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               NINE MONTHS ENDED
                                                              --------------------
                                                              APRIL 1,   MARCH 27,
                                                                2000       1999
                                                              --------   ---------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income (loss)...........................................  $(1,997)    $ 2,396
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................    3,679       1,813
  Amortization..............................................    1,533         568
  Deferred tax..............................................      654          --
  Put warrant valuation adjustment..........................   (1,198)         --
  Provision for losses on accounts receivable...............      180         229
  Gain on disposal of property, plant and equipment and
     assets held for sale...................................     (280)         --
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (369)      1,273
     Inventories............................................     (464)     (3,911)
     Prepaid expenses.......................................    3,346        (900)
     Other assets and liabilities...........................     (237)        279
     Accounts payable.......................................      196        (891)
     Accrued liabilities....................................   (5,269)      1,652
     Income tax receivable/payable..........................   (3,580)       (572)
                                                              -------     -------
Net cash provided by (used in) operating activities.........   (3,806)      1,936
INVESTING ACTIVITIES:
Acquisitions, net of cash acquired..........................   (3,977)     (6,702)
Purchases of property, plant and equipment..................   (4,304)     (1,718)
Proceeds from sale of property, plant and equipment and
  assets held for sale......................................      518          --
                                                              -------     -------
Net cash used in investing activities.......................   (7,763)     (8,420)
FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving lines of
  credit....................................................   14,727      (1,403)
Net borrowings (repayments) on term notes and other
  long-term debt............................................     (344)      9,559
Debt origination cost.......................................       --      (1,740)
                                                              -------     -------
Net cash provided by financing activities...................   14,383       6,416
Effect of exchange rate changes on cash.....................     (298)         --
                                                              -------     -------
Increase (decrease) in cash.................................    2,516         (68)
Cash at beginning of period.................................    1,824         175
                                                              -------     -------
Cash at end of period.......................................  $ 4,340     $   107
                                                              =======     =======

                            See accompanying notes.

                              DENALI INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. GENERAL

     The consolidated financial statements of Denali Incorporated and its majority and wholly-owned subsidiaries (the "Company") included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The Company believes that the presentations and disclosures herein are adequate to make the information not misleading. In the opinion of management, the consolidated financial statements reflect all elimination entries and adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods.

     The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year. These consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes included elsewhere herein.

2. INVENTORIES

     Inventories are summarized below (in thousands):

                                                              APRIL 1,   JULY 3,
                                                                2000      1999
                                                              --------   -------
Finished goods..............................................  $10,095    $10,546
Raw materials...............................................    9,872      8,672
Work in process.............................................    7,338      6,957
                                                              -------    -------
                                                              $27,305    $26,175
                                                              =======    =======

3. PER SHARE INFORMATION

     The following table sets forth the weighted average shares outstanding for the computation of basic and diluted earnings per share:

                                                   THREE MONTHS ENDED     NINE MONTHS ENDED
                                                  --------------------   --------------------
                                                  APRIL 1,   MARCH 27,   APRIL 1,   MARCH 27,
                                                    2000       1999        2000       1999
                                                  --------   ---------   --------   ---------
                                                           (SHARE DATA IN THOUSANDS)
Weighted average common shares outstanding......   5,559       4,918      5,504       4,867
Dilutive securities -- employee stock options...      --          --         --           2
                                                   -----       -----      -----       -----
Weighted average common shares outstanding
  assuming full dilution........................   5,559       4,918      5,504       4,869
                                                   =====       =====      =====       =====

     Options to purchase 223,055 and 506,416 shares of common stock and warrants to purchase zero and 534,873 shares of common stock were outstanding as of March 27, 1999 and April 1, 2000, respectively, but were not included in the computation of diluted earnings per share because their assumed exercise would have been anti-dilutive to earnings per share.

4. FOREIGN CURRENCY TRANSLATION

     The Company's foreign subsidiaries use the local currency as their functional currency. Financial statements of these subsidiaries are translated into U.S. dollars using the exchange rate at the balance sheet dates for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses and cash flows. The impact of currency fluctuations is recorded as comprehensive income. For

                              DENALI INCORPORATED
the nine months ended April 1, 2000, the Company had a foreign currency translation loss of $2,129,000 which is recorded as comprehensive loss and is classified as a separate component of stockholders' equity.

5. INCOME TAXES

     The Company's provision for income taxes for the three months and nine months ended April 1, 2000 differs from the U.S. statutory rate primarily due to the put warrant valuation adjustment which is not taxable, non-deductible goodwill amortization and other permanent differences.

6. LONG-TERM DEBT

     On January 12, 1999, the Company entered into a new senior credit facility with a group of lenders to refinance its revolving and term credit arrangements, as amended most recently on February 24, 2000, to provide working capital and an acquisition line of credit. This senior credit facility provides for a maximum of $25.0 million in a revolving credit facility due in January 2004, and a term loan up to $20.0 million with equal quarterly payments plus interest of $500,000 the first year, $750,000 the second year, $1.0 million the third year, $1.25 million the fourth year, and $1.5 million the fifth year. The credit facility also provides for up to a $15.3 million acquisition term loan with the first principal installment due 21 months following the closing of the credit facility. As of April 1, 2000, the Company had outstanding indebtedness of $17.2 million under the term loan, $21.9 million under the revolving lines of credit and $15.3 million under the acquisition term loan. The revolving credit notes and term loans provide for borrowings, at the Company's option, at either the bank's prime rate plus margins of 1.25% to 2.75% or varying rates of LIBOR plus 2.5% to 4.0% based on the domestic leverage ratio levels. The acquisition term loans provide for borrowing, at the Company's option, at either the bank's prime rate plus margins of 1.75% to 3.25% or at varying rates of LIBOR plus 3.0% to 4.5% based on the domestic leverage ratio levels.

     This senior credit facility provides availability for letters of credit up to $10.0 million subject to availability of borrowing capacity under the revolving credit notes. As of April 1, 2000, the Company had $1.7 million of letters of credit outstanding. The senior credit facility requires the Company to maintain certain financial covenants and requires an annual fee of .50% on the unused portion of the revolving credit notes. The senior credit facility is secured by substantially all of the assets of the Company's U.S. subsidiaries.

     On July 1, 1999, the Company issued $15 million, or $13.3 million net of discount (of which $3,999,000 is to certain directors of the Company and is classified separately as related party subordinated debt on the balance sheet) in senior subordinated notes ("subordinated notes"), bearing interest at 12% and maturing in 2006. The subordinated notes were issued with detachable warrants that enable the holders to purchase up to 534,873 common shares at $7.54 per share. The warrants are exercisable immediately and expire in 2006. The warrants or warrant shares also feature a put option that allows the holder to put up to
 1/3 of the warrants or warrant shares each year at fair market value beginning in year five and expiring in year ten. The warrants were recorded at fair value of $1,733,000 based on the Black Scholes valuation model, which has been recorded as a liability, and a related discount on the senior subordinated debt was recorded for the same amount. This discount will be amortized over the seven-year term of the subordinated notes as additional interest expense and the liability will be adjusted to the fair value of the warrants in future periods. At April 1, 2000, the liability had been reduced by $1,198,000 to $535,000. This change has been recorded as a separate line item on the consolidated statement of operations. The proceeds from the subordinated notes issuance were used in the funding of the acquisition of Welna. The subordinated notes require the Company to maintain certain financial covenants.

     The Company expects to take a charge of approximately $2.4 million upon closing of the Blair transaction, to expense the unamortized discount on the existing subordinated debt and to write-off capitalized financing costs related to the existing subordinated debt.

                              DENALI INCORPORATED

     As a result of the lower than expected operating results during the first nine months of fiscal 2000, the Company was not in compliance with certain of the financial covenants in both its senior credit facility and its senior subordinated notes as of April 1, 2000. In addition, the Company has a continuing covenant default with its subordinated note holders due to unresolved breaches of second quarter covenant targets. The bank group agreed to waive second quarter financial covenant defaults conditional on receipt of executed waivers from the Company's subordinated note holders. Because a waiver agreement has not yet been reached with the subordinated note holders, the Company continues in technical default with its U.S. bank group. Due to the ongoing default with the subordinated debt holders, the Company does not intend to seek another short-term waiver with its U.S. bank group until the proposed Blair transaction (see discussion below) is consummated. Because of existing technical defaults, the Company has classified $58,334,000 of its long-term debt as current liabilities at April 1, 2000. The Company expects to raise sufficient capital through the Blair transaction to reduce its senior domestic leverage ratio to acceptable levels for the U.S. bank group. The Company does not anticipate that its lenders will accelerate the maturity of the loans or discontinue the current revolving credit facility. However, if these events were to occur or if the Company is not successful in raising additional equity, the Company may be required to seek alternative financing or other remedies.

     In June 1999, the Company entered into a new senior credit facility ("Senior Dutch Facility") with two Netherland financial institutions to finance the acquisition of Welna. The new Senior Dutch Facility provides for two term loans for a total facility of Dutch guilders (NLG) 25 million. Term Loan A provides for borrowings of NLG 15 million with quarterly payments of NLG 625,000 beginning October 1, 1999. Term Loan B provides for borrowings of NLG 10 million with principal due at date of maturity (August 1, 2001). As of April 1, 2000, the Company had outstanding indebtedness of NLG 23.1 million, or approximately $10.0 million. The term loans bear interest at Euribor plus 1.75%. The Senior Dutch Facility requires the Company to maintain certain financial covenants. The Company is in compliance with all financial covenants as of April 1, 2000. The facility is secured by substantially all of Welna's assets.

     In May 2000, the Company announced the signing of a letter of intent with William Blair Mezzanine Capital Fund III, L.P. ("Blair") in which Blair proposes to invest $28 million in Denali through a combination of senior subordinated notes, convertible senior subordinated notes, and common equity. This proposed investment is subject to certain conditions including satisfactory completion of due diligence by Blair and shareholder approval.

7. ACQUISITIONS

     On September 3, 1999, the Company acquired 67.5% of the issued and outstanding stock of Manantial Chile S.A. ("Manantial"), a company that designs, equips, installs and commissions industrial and municipal water and wastewater treatment plants and systems for approximately $1.1 million in cash and 27,199 shares of common stock valued at $213,000.

     In addition, on November 11, 1999, the Company acquired all of the issued and outstanding stock of HP Valves, a valve manufacturer located in Oldenzaal, The Netherlands for $2.8 million in cash, assumption of $1.4 million of debt, and 108,500 shares of common stock valued at $472,000.

     Both of the acquisitions described above were accounted for under the purchase method of accounting whereby the assets and liabilities were adjusted to their estimated fair value at the acquisition date.

     In connection with the July 1, 1999 acquisition of Welna N.V., a Dutch company formerly listed on the Official Market of the Amsterdam Stock Exchange, the Company has adjusted the preliminary estimates of the fair market value of the purchased assets and liabilities resulting in a NLG 750,000 or approximately $350,000 decrease in goodwill.

                              DENALI INCORPORATED

8. RESTRUCTURING OF OPERATIONS

     On October 11, 1999, the Company announced the restructuring of certain operations, including the closure of the Conroe manufacturing facility. In connection with this restructuring plan, the Company accrued and recorded as expense $2,276,000 of involuntary termination benefits covering 96 employees. These costs are included in the non-recurring restructuring charge totaling $2,681,000, which is recorded as a separate line item on the consolidated statement of operations. These termination benefits are related to employee terminations associated with the Conroe manufacturing facility closure and workforce reductions associated with the consolidation and reduction of selling, general and administrative support in the U.S. and European operations. As of April 1, 2000, termination benefits totaling $2,162,000 for 78 employees had been paid and charged against this liability. Certain costs associated with this plan had not yet been incurred as of April 1, 2000 and will result in additional charges in the remaining months of fiscal 2000.

9. COMMITMENTS AND CONTINGENCIES

     The Company utilizes fiberglass, resin and steel as the primary raw materials in its production processes. Fiberglass is occasionally in short supply and subject to price fluctuations in response to market demands. The Company entered into a supply agreement with a major supplier, which requires two of the Company's subsidiaries, Containment Solutions, Inc. and Ershigs, Inc. to purchase at least 90% of their fiberglass requirements from the supplier. The contract expired on December 31, 1998. Effective January 1, 1999, the contract was modified to obtain more favorable pricing levels based on certain minimum volume purchases for the calendar years ending December 31, 1999 and 2000. In addition, the Company continues to negotiate with other vendors to ensure a continued supply of fiberglass to meet the Company's production needs. The Company is also a significant purchaser of resin and steel. The Company does not depend upon any single supplier or source for steel or resin requirements.

     The Company has not encountered any significant difficulty to date in obtaining raw materials in sufficient quantities to support its operations at current or expected near-term future levels. However, any disruption in raw material supply or abrupt increases in raw material prices could have an adverse effect on the Company's operations.

     The Company and its subsidiaries are, from time to time, subject to various lawsuits and claims and other actions arising out of the normal course of business. The Company is also subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. In management's opinion, recorded accruals for environmental liabilities are appropriate based on existing facts and circumstances. Under more adverse circumstances, however, this potential liability could be higher. Current year expenditures were not material.

     While the effect on future results of these items is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of management, the ultimate liabilities resulting from such claims will not materially affect the consolidated financial position, results of operations or cash flows of the Company.

10. SEGMENT DATA

     The Company has adopted Statement of Financial Accounting Standards No. 131 -- "Disclosures About Segments of an Enterprise and Related Information" that requires disclosure of financial and descriptive information about the Company's reportable operating segments. The operating segments presented are the segments of the Company for which separate financial information is available and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance.

                              DENALI INCORPORATED

The Company evaluates the performance of its operating segments based on revenues, operating income and working capital efficiencies.

     In fiscal year 1999, the Company operated in two industry segments:
Containment Solutions and Specialty Solutions. The Containment Solutions segment specializes in the manufacture of fiberglass underground storage tanks and steel reinforced aboveground storage tanks for fluids handling. The Specialty Solutions segment provides engineered solutions for the containment of fluids, specializes in fiberglass reinforced plastic products for corrosion resistant applications and engineered metal products for the municipal and industrial markets. For fiscal 1999, except for certain revenues with respect to license agreements with manufacturers located outside of the United States, which revenues are not material as considered in relation to the Company's total net revenues, the Company operated in only one geographic segment, the United States. Beginning in fiscal year 2000, the Company, through its Welna and Manantial subsidiaries, has global operations, with a primary concentration in Europe. Welna is reported as an additional segment for segment reporting and Manantial is reported in Specialty Solutions. All intersegment net revenues and expenses are immaterial and have been eliminated in computing net revenues and operating income.

     The following is a summary of the industry segment data for the nine months ended March 27, 1999 and April 1, 2000 (in thousands):

                                                                NET      OPERATING
                                                              REVENUES    INCOME
                                                              --------   ---------
Nine months ended March 27, 1999:
Containment Solutions.......................................  $ 70,525    $ 6,802
Specialty Solutions.........................................    39,691      1,843
Corporate...................................................        --     (1,649)
Non-recurring compensation charge...........................        --       (682)
                                                              --------    -------
Consolidated................................................  $110,216    $ 6,314
                                                              ========    =======
Nine months ended April 1, 2000:
Containment Solutions.......................................  $ 43,948    $ 2,359
Specialty Solutions.........................................    50,077      1,917
Welna.......................................................    50,038      1,997
Corporate...................................................        --     (1,794)
Restructuring charge -- Containment Solutions...............        --       (500)
Restructuring charge -- International.......................        --     (1,390)
Restructuring charge -- Corporate...........................        --       (791)
                                                              --------    -------
Consolidated................................................  $144,063    $ 1,798
                                                              ========    =======

     Operating income reconciles to income before income taxes as shown on the consolidated statements of operations as follows (in thousands):

                                                              APRIL 1,   MARCH 27,
                                                                2000       1999
                                                              --------   ---------
Total segment operating income..............................  $ 1,798     $6,314
  Interest expense..........................................    6,646      2,210
  Interest income...........................................     (170)       (35)
  Other income, net.........................................      (35)      (173)
  Put warrant valuation adjustment..........................   (1,198)        --
                                                              -------     ------
  Income (loss) before income taxes.........................  $(3,445)    $4,312
                                                              =======     ======

                              DENALI INCORPORATED

11. SEASONALITY

     The Company's operating results are affected by the annual construction season slowdown resulting from winter weather especially in the period December through March. The underground fiberglass tank products are especially impacted during the winter months. The Company believes that the effects of seasonality will be less severe in the future, as the Company continues to expand and diversify its product offerings.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Denali Incorporated

     We have audited the accompanying consolidated balance sheets of Denali Incorporated and subsidiaries (the "Company") as of June 27, 1998 and July 3, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended June 28, 1997, June 27, 1998 and July 3, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits. We did not audit the consolidated balance sheet of Welna N.V., a majority owned subsidiary acquired on July 1, 1999, which statement reflects total assets of $59,105,000 as of July 3, 1999. That consolidated balance sheet was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the balance sheet data included for Welna N.V., is based solely on the report of other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated August 16, 1999, the Company, as discussed in Note 19, has experienced a substantial reduction in revenues that adversely affect the Company's current results of operations and liquidity, and the Company is not in compliance with certain financial covenants. Note 19 describes management's plans to address these issues.

     In our opinion, based on our audits and, as to the balance sheet at July 3, 1999, the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Denali Incorporated and subsidiaries at June 27, 1998 and July 3, 1999, and the consolidated results of its operations and its cash flows for the years ended June 28, 1997, June 27, 1998 and July 3, 1999 in conformity with accounting principles generally accepted in the United States.

                                            ERNST & YOUNG LLP

Houston, Texas
August 16, 1999, except for
  Note 19 as to which the
  date is May 30, 2000.

                         REPORT OF INDEPENDENT AUDITORS

     We have audited the accompanying consolidated balance sheet of Welna N.V., Enschede, the Netherlands, as of July 3, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating, the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Welna N.V., Enschede, the Netherlands, as of July 3, 1999, in conformity with US generally accepted accounting principles.

                                            DELOITTE & TOUCHE

Enschede, Netherlands
August 16, 1999

                              DENALI INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                                              JUNE 27,   JULY 3,
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS
Current assets:
  Cash......................................................  $   175    $  1,824
  Accounts receivable, net of allowances of $907,000 in 1998
     and $1,419,000 in 1999.................................   23,465      38,862
  Inventories...............................................   10,489      26,175
  Prepaid expenses..........................................    1,152       4,052
  Other receivables.........................................       --       2,591
  Deferred tax assets.......................................    1,242       1,135
                                                              -------    --------
          Total current assets..............................   36,523      74,639
  Property, plant and equipment, net........................   20,270      46,938
  Goodwill, net.............................................   19,435      50,651
  Other assets..............................................    1,758       3,898
  Deferred tax assets.......................................    1,947          --
  Assets held for sale......................................      449         449
                                                              -------    --------
          Total assets......................................  $80,382    $176,575
                                                              =======    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $13,140    $ 19,047
  Accrued liabilities.......................................    7,180      15,777
  Lines of credit...........................................       --      16,217
  Income taxes payable......................................      620       1,757
  Current maturities of long-term debt......................    1,442       4,030
  Long-term debt in technical default (Notes 6 and 19)......       --      52,457
  Related party subordinated debt in technical default
     (Notes 6 and 19).......................................       --       3,980
                                                              -------    --------
          Total current liabilities.........................   22,382     113,265
Long-term debt, less current maturities.....................   28,454      15,545
Accrued pension costs.......................................       --       2,109
Minority interest...........................................       --       1,571
Deferred taxes..............................................       --       1,692
Other long-term liabilities.................................      872       3,824
Series A Preferred Stock, redeemable at $250 per share, $.01 par value:
  Authorized shares -- 1,004,800 Issued and outstanding
     shares -- none at June 27, 1998 and none at July 3,
     1999...................................................       --          --
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value Authorized
     shares -- 30,000,000
  Issued and outstanding shares -- 4,828,743 at June 27,
     1998 and 5,423,215 at July 3, 1999.....................       48          54
Additional paid-in capital..................................   29,187      34,956
Retained earnings (deficit).................................     (561)      3,559
                                                              -------    --------
          Total stockholders' equity........................   28,674      38,569
                                                              -------    --------
          Total liabilities and stockholders' equity........  $80,382    $176,575
                                                              =======    ========

                            See accompanying notes.

                              DENALI INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEARS ENDED
                                                              --------------------------------
                                                              JUNE 28,    JUNE 27,    JULY 3,
                                                                1997        1998        1999
                                                              --------    --------    --------
                                                                       (IN THOUSANDS,
                                                                 EXCEPT PER SHARE AMOUNTS)
Net revenues................................................  $71,101     $99,897     $148,760
Cost of revenues............................................   57,268      77,273      110,957
                                                              -------     -------     --------
Gross profit................................................   13,833      22,624       37,803
Selling, general, and administrative expenses...............   11,874      17,843       27,244
Non-recurring compensation charge...........................       --       2,312          682
                                                              -------     -------     --------
Operating income............................................    1,959       2,469        9,877
Interest expense............................................    2,058       1,614        3,199
Interest income.............................................     (111)       (118)        (124)
Other income, net...........................................     (598)       (489)        (453)
                                                              -------     -------     --------
Income before income taxes..................................      610       1,462        7,255
Income tax expense..........................................      293       1,352        2,854
                                                              -------     -------     --------
Net income before extraordinary item........................      317         110        4,401
Extraordinary income (loss) on early extinguishment of debt,
  net of income tax.........................................       --         219         (281)
                                                              -------     -------     --------
Net income..................................................      317         329        4,120
Dividends on Series A Preferred Stock.......................     (120)        (30)          --
                                                              -------     -------     --------
Net income attributable to Common Stock.....................  $   197     $   299     $  4,120
                                                              =======     =======     ========
Net income per common share -- basic and diluted:
  Income before extraordinary item..........................  $  0.09     $  0.02     $   0.90
  Extraordinary item........................................       --        0.06         (.06)
                                                              -------     -------     --------
  Net income per common share...............................  $  0.09     $  0.08     $   0.84
                                                              =======     =======     ========

                            See accompanying notes.

                              DENALI INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     COMMON   COMMON             RETAINED
                                                     STOCK    STOCK    PAID-IN   EARNINGS
                                                     SHARES   AMOUNT   CAPITAL   (DEFICIT)    TOTAL
                                                     ------   ------   -------   ---------   -------
                                                                     (IN THOUSANDS)
Balance at June 29, 1996...........................  2,185     $22     $   297    $(1,057)   $  (738)
  Dividends declared...............................     --      --          --       (120)      (120)
  Net income.......................................     --      --          --        317        317
                                                     -----     ---     -------    -------    -------
Balance at June 28, 1997...........................  2,185     $22     $   297    $  (860)   $  (541)
  Exchange of employee stock options...............     --      --       2,312         --      2,312
  Issuance of common stock.........................  2,276      23      25,969         --     25,992
  Exercise of employee stock options...............    368       3         609         --        612
  Dividends declared...............................     --      --          --        (30)       (30)
  Net income.......................................     --      --          --        329        329
                                                     -----     ---     -------    -------    -------
Balance at June 27, 1998...........................  4,829     $48     $29,187    $  (561)   $28,674
  Issuance of common stock for Acquisitions........    105       1       1,108         --      1,109
  Issuance of common stock in a private
     Placement.....................................    489       5       4,505         --      4,510
  Income tax benefit related to incentive Stock
     option plans..................................     --      --         156         --        156
  Net income.......................................     --      --          --      4,120      4,120
                                                     -----     ---     -------    -------    -------
Balance at July 3, 1999............................  5,423     $54     $34,956    $ 3,559    $38,569
                                                     =====     ===     =======    =======    =======

                            See accompanying notes.

                              DENALI INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEARS ENDED
                                                              ------------------------------
                                                              JUNE 28,   JUNE 27,   JULY 3,
                                                                1997       1998       1999
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $   317    $    329   $  4,120
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Non-recurring compensation expense........................       --       2,312         --
  Depreciation..............................................    1,043       1,436      2,535
  Amortization..............................................      178         256        725
  Provision for losses on accounts receivable...............      176          93        397
  Deferred tax expense......................................       25         236        248
  Gain on disposal of property, plant and equipment and
    assets held for sale....................................     (447)        (89)       (31)
  Changes in operating assets and liabilities, net of
    effects of acquisitions:
    Accounts receivable.....................................   (3,377)        (85)     2,163
    Inventories.............................................    1,238      (1,612)    (4,731)
    Prepaid expenses........................................      (90)        (92)      (502)
    Other assets and liabilities............................      (57)       (212)     1,720
    Accounts payable........................................      886       1,223         39
    Accrued liabilities.....................................      264        (652)       159
    Income tax payable......................................      469         711        397
                                                              -------    --------   --------
Net cash provided by operating activities...................      625       3,854      7,239
INVESTING ACTIVITIES
Acquisitions net of cash acquired...........................   (4,825)    (29,770)   (48,518)
Purchases of property, plant and equipment..................     (600)     (3,071)    (2,886)
Proceeds from sale of property, plant and equipment and
  assets held for sale......................................      208         899         77
Payments on notes receivable................................       81         816         --
Purchases of equity securities..............................     (593)         --         --
Proceeds from sale of equity securities.....................    1,098          --         --
                                                              -------    --------   --------
Net cash used in investing activities.......................   (4,631)    (31,126)   (51,327)
FINANCING ACTIVITIES
Proceeds from common stock issuance.........................       --      25,992      4,525
Proceeds from exercise of stock options.....................       --         612         --
Redemption of preferred stock...............................       --      (1,200)        --
Dividends paid..............................................       --        (210)        --
Net borrowings (repayments) under revolving lines of
  credit....................................................    2,848       8,990     (8,455)
Proceeds from term notes and long-term debt.................    2,200      10,398     48,949
Proceeds from subordinated debt.............................       --          --     15,000
Principal payments on term notes and long-term debt.........     (685)    (17,016)   (11,441)
Debt origination costs......................................     (151)       (449)    (2,841)
                                                              -------    --------   --------
Net cash provided by financing activities...................    4,212      27,117     45,737
                                                              -------    --------   --------
Increase (decrease) in cash.................................      206        (155)     1,649
Cash at beginning of period.................................      124         330        175
                                                              -------    --------   --------
Cash at end of period.......................................  $   330    $    175   $  1,824
                                                              =======    ========   ========

                            See accompanying notes.

                              DENALI INCORPORATED

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  JULY 3, 1999

1. THE COMPANY

  Organization and Basis of Presentation

     Denali Incorporated ("Denali" or the "Company"), a Delaware corporation, was incorporated on December 19, 1994, and through its wholly and majority owned subsidiaries is primarily engaged in the design, manufacture, installation and sale of fiberglass composite underground storage tanks, steel aboveground storage tanks, and engineered fiberglass reinforced plastic products for corrosion resistant applications. During fiscal 1999, the Company's products were primarily marketed in the United States. On July 1, 1999, the Company acquired Welna, N.V. ("Welna"), which is headquartered in The Netherlands. Welna is a provider of engineered fluid handling products to the chemical, petrochemical, pulp and paper, water/wastewater, microelectronics and environmental process industries. Beginning in fiscal 2000, the addition of Welna will expand the Company's products and services globally, primarily to Europe.

     The Company uses a 52- or 53-week year ending on the Saturday closest to June 30. The fiscal year ended July 3, 1999 was a 53-week year.

     Certain prior year amounts have been reclassified to conform to current year presentation.

2. SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The Consolidated Financial Statements include the accounts of Denali and its wholly owned and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all cash accounts and money market accounts with an original maturity less than 90 days to be cash and cash equivalents.

  Fair Value of Financial Instruments

     The carrying amounts of cash, prepaid expenses, accounts receivable, and other current assets and accounts payable approximate fair values due to the short-term maturities of these instruments. The carrying value of the Company's revolving lines of credit and notes payable approximates fair value because the rates on such lines are primarily variable, based on current market.

  Stock-Based Compensation

     The Company accounts for stock-based compensation arrangements using the intrinsic value method under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

  Inventories

     Inventories are determined using actual cost or a standard cost method based on a first-in, first-out ("FIFO") basis. Inventory is stated at the lower of cost or market.

                              DENALI INCORPORATED

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method using rates based on the estimated useful lives of the related assets. Estimated useful lives used for depreciation purposes are as follows:

Buildings and improvements............................  20 to 30 years
Machinery and equipment...............................  3 to 10 years

  Goodwill

     Goodwill represents the excess cost of companies acquired over the fair value of their tangible assets. Goodwill is being amortized on a straight-line basis over 40 years. The carrying value of goodwill is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of the discounted cash flows. The Company also has negative goodwill of approximately $1.1 million resulting from the acquisition of Ershigs in February 1997. The negative goodwill is being amortized primarily over the estimated life of the related assets, which is estimated to be 15 years. Accumulated amortization was $168,000 and $616,000 for the years ended June 27, 1998 and July 3, 1999, respectively. Amortization expense was $42,000, $99,000 and $448,000 for the years ended June 28, 1997, June 27, 1998 and July 3, 1999.

  Revenues From License Arrangements

     The Company has certain license agreements whereby it receives royalties equal to the greater of a certain percentage of the licensee's sales for products based on the Company's proprietary technology and processes or a guaranteed amount as specified in the agreements. The agreements expire between 1999 and 2011. The Company recognizes the actual royalties due or the guaranteed amount under these license agreements in the period of the licensee's sales.

  Revenue Recognition

     Revenues from sales of products fabricated at plant locations are recognized using the units-of-delivery method of accounting.

     Revenues from certain long-term construction contracts, usually performed on job sites, are recognized on the percentage-of-completion method. Earned revenue is based on the percentage that incurred costs to date are to total estimated costs after giving effect to the most recent estimates of total cost. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known. Earned revenue reflects the original contract price adjusted for agreed-upon claim and change order revenue, if any.

     Losses expected to be incurred on jobs in process, after consideration of estimated minimum recoveries from claims and change orders, are charged to income as soon as such losses are known. Selling and administrative expenses are charged to income in the period incurred and are not allocated to contracts in progress.

  Advertising

     The Company expenses all advertising costs as incurred. Advertising costs incurred were $402,000, $582,000 and $748,000 for the years ended June 28, 1997, June 27, 1998 and July 3, 1999, respectively.

                              DENALI INCORPORATED

  Income Taxes

     The Company uses the liability method of accounting for income taxes. Under the liability method, deferred income taxes are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences reverse.

  Research and Development Costs

     The costs of materials and equipment that are acquired for research and development activities, and which have alternative future uses, are capitalized and depreciated over the period of future benefit. All other research and development costs are charged against earnings in the period incurred. Research and development costs expensed were $319,000, $458,000 and $798,000 for the years ended June 28, 1997, June 27, 1998 and July 3, 1999, respectively.

  Concentration of Credit Risk

     Financial instruments that could potentially subject the Company to concentrations of credit risk are accounts receivable. The Company periodically evaluates the creditworthiness of its customers and generally does not require collateral. The Company's customer base consists of major commercial organizations and independent sub-contractors. No customer accounted for 10% or more of revenues for the years ended June 28, 1997, June 27, 1998 and July 3, 1999.

  Per Share Information

     The following table sets forth the weighted average shares outstanding for the computation of basic and diluted earnings per share:

                                                                       YEARS ENDED
                                                              -----------------------------
                                                              JUNE 28,   JUNE 27,   JULY 3,
                                                                1997       1998      1999
                                                              --------   --------   -------
                                                                (SHARE DATA IN THOUSANDS)
Weighted average common shares outstanding..................   2,185      3,736      4,886
Dilutive securities -- employee stock options and
  warrants..................................................      13        139          2
                                                               -----      -----      -----
Weighted average common shares outstanding assuming full
  dilution..................................................   2,198      3,875      4,888
                                                               =====      =====      =====

  Captive Insurance Program

     In January 1996, the Company entered into a captive insurance program for its workers' compensation and automobile coverages. The program provides for certain reinsurance on claims over $250,000 and aggregate insurance for the total claims exposure of the captive company. The Company uses actuarial determined information provided by the captive insurance company to determine its estimated liability.

  Accounting Changes

     Effective June 28, 1998, the Company adopted SFAS No. 132, Employers' Disclosures about Pension and Other Postretirement Benefits. This statement standardizes the disclosure requirements for pension and other postretirement benefits. The adoption of SFAS No. 132 did not have an effect on the Company's financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). The Company is required to adopt FAS 133 effective the beginning of fiscal year 2001. The Statement will require the Company to

                              DENALI INCORPORATED
recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a significant effect on its results of operations or financial position.

3. ACQUISITIONS

     Effective February 28, 1997, the Company acquired all of the issued and outstanding stock of Ershigs, Inc. ("Ershigs"), a manufacturer of fiberglass-reinforced plastic composites for corrosion-resistant applications. The acquisition was accounted for under the purchase method of accounting whereby the assets and liabilities of Ershigs were adjusted to their estimated fair values at the acquisition date, which exceeded the purchase price by approximately $1.3 million. Accordingly, the excess amount was allocated to reduce the basis of property, plant and equipment (except for assets held for sale) with the remaining amount of $1.1 million allocated to negative goodwill. The negative goodwill is being amortized primarily over the estimated life of the related deferred tax assets, which is estimated to be 15 years.

     Effective October 1997, the Company acquired all of the issued and outstanding stock of SEFCO, Inc. ("SEFCO"), a manufacturer of engineered field-erected steel tanks and accessories for use in the municipal, agrochemical and petroleum industries. Effective October 1997, the Company acquired all of the issued and outstanding stock of GL&V/LaValley Construction, Inc. ("LaValley"), a manufacturer and installer of fiberglass-reinforced plastic products. Effective May 1998, the Company purchased all of the issued and outstanding stock of CC&E/RPS, Inc. ("CC&E"), a leading North American field constructor of fiberglass-reinforced plastic products. Effective June 1998, the Company acquired 100% of the issued and outstanding stock of Fibercast Company ("Fibercast"), a leading manufacturer of fiberglass-reinforced plastic piping systems specializing in highly corrosive environments.

     In connection with the fiscal 1998 acquisitions, the Company acquired net assets of $9.8 million in exchange for $28.5 million in cash, which is net of $700,000 cash acquired, and incurred approximately $450,000 in acquisition costs resulting in the recording of goodwill of approximately $19 million. The Company also paid down $1.1 million of bank and seller debt and assumed $3.5 million of bank debt in connection with the Fibercast acquisition. During fiscal 1999, the seller in the CC&E acquisition received contingent payments of $202,000 based on an increase in the level of bookings, which was recorded as an increase to goodwill. In addition, approximately $919,000 of purchase price adjustments were recorded, resulting in an increase to goodwill.

     Effective November 23, 1998, the Company acquired all of the issued and outstanding stock of Plasti-Fab, Inc. ("Plasti-Fab"), a manufacturer of FRP gates, metered manholes and flumes for use in the waste/wastewater industries. Effective February 3, 1999, the Company acquired all of the outstanding stock of Belco Manufacturing Company, Inc. and certain assets and assumed certain liabilities of S. Jones Limited Partnership (collectively "Belco"). Belco manufactures FRP tanks, ducting, piping, scrubbers and dampers primarily for the industrial water/wastewater industries.

     Effective July 1, 1999, the Company completed its tender offer for the publicly held shares of Welna N.V. ("Welna"), a Dutch company listed on the Official Market of the Amsterdam Stock Exchange. Denali purchased 99.8% of the outstanding stock of Welna. The consolidated balance sheet includes the effect of the acquisition of Welna; however, there was no effect on the income statement in fiscal year 1999. The consolidated balance sheet includes minority interest, which represents minority ownership in certain Welna subsidiaries.

     Welna currently operates through two major divisions. Welna Synthetics designs, manufactures and installs all forms of FRP pipe systems, vessels and other related equipment requiring high levels of corrosion resistance. Welna Trade is a distribution operation that specializes in high quality products and engineered systems for power generation, water treatment and paper and chemical processing industries. Welna markets

                              DENALI INCORPORATED
its products through its subsidiaries in The Netherlands, Germany, United Kingdom, Belgium, Sweden, France, Poland and Thailand.

     In connection with the fiscal 1999 acquisitions, the Company acquired net assets of $37.6 million in exchange for $47.2 million in cash, which is net of $2.6 million cash acquired, and incurred approximately $2.1 million in acquisition costs resulting in the recording of goodwill of approximately $30.2 million. The allocation of the purchase price to assets and liabilities acquired for the acquisitions are based on preliminary estimates of fair market value. Upon determination of the fair market value of the purchased assets and liabilities, the purchase price allocation may be adjusted. The Company issued 594,189 common shares for the fiscal 1999 acquisitions valued at $5.6 million. The Company also assumed approximately $15 million of bank debt, net of cash acquired, in connection with the Welna acquisition.

     All of the acquisitions described above were accounted for under the purchase method of accounting whereby the assets and liabilities were adjusted to their estimated fair values at the acquisition date. The consolidated financial statements reflect all operations for the acquired companies since the date of acquisition.

     The following unaudited results of operations have been prepared assuming the acquisitions had occurred as of the beginning of the periods presented. Those results are not necessarily indicative of results of future operations nor of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented.

                                                               JUNE 27,     JULY 3,
                                                                 1998         1999
                                                              ----------   ----------
                                                                   (IN THOUSANDS
                                                              EXCEPT PER SHARE DATA)
Net revenues................................................   $206,623     $222,422
Net income (loss) before extraordinary item.................     (1,319)       1,746
Net income (loss)...........................................     (1,100)       1,465
Net income (loss) per common share -- basic and diluted.....      (0.26)        0.26

  Assets Held for Sale

     Assets held for sale are recorded on the balance sheet at amounts equal to estimated net realizable values adjusted for anticipated earnings or losses, interest and other carrying costs until sale.

     Assets held for sale of $3.6 million were identified in December 1994, the date of acquisition of the tank group from Owens Corning, consisting primarily of two manufacturing facilities and related manufacturing equipment. The two manufacturing facilities were closed in early 1995 and had insignificant operations after the date of acquisition. One manufacturing facility was sold in December 1995 at its previously recorded net realizable value. The other manufacturing facility was sold in June 1996, with the Company recognizing a loss of $208,000 due to a decline in the market value of the property during 1996. Certain of the manufacturing equipment was sold during the year ended June 28, 1997 under licensing arrangements with the Company recognizing a gain on the sale of the equipment of $312,000. During fiscal year 1998, manufacturing equipment with a book value of $250,000 was sold through an international joint venture with the Company recognizing a gain of $107,000. These transactions have been recorded as other income, net on the consolidated statement of operations. At July 3, 1999, the remaining assets held for sale of $449,000 consist of certain manufacturing equipment, which the Company primarily expects to sell under similar license arrangements or through an international joint venture.

     Assets held for sale of $820,000 were identified at the date of acquisition of Ershigs consisting primarily of a manufacturing facility and related manufacturing equipment. The manufacturing facility was closed in May

                              DENALI INCORPORATED

1997 with operating losses of $68,000 eliminated from the Company's results of operations for the year ended June 28, 1997. In January 1998, the assets were sold with the Company recognizing no gain or loss.

4. INVENTORIES

     Inventories consisted of the following:

                                                              JUNE 27,   JULY 3,
                                                                1998      1999
                                                              --------   -------
                                                                (IN THOUSANDS)
Finished goods..............................................  $ 4,748    $10,546
Raw materials...............................................    4,289      8,672
Work in process.............................................    1,452      6,957
                                                              -------    -------
                                                              $10,489    $26,175
                                                              =======    =======

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                              JUNE 27,   JULY 3,
                                                                1998      1999
                                                              --------   -------
                                                                (IN THOUSANDS)
Land........................................................  $ 2,110    $ 6,678
Buildings and improvements..................................    6,966     22,198
Machinery and equipment.....................................   14,024     22,603
Construction in progress....................................      769      1,330
                                                              -------    -------
                                                               23,869     52,809
Less accumulated depreciation...............................   (3,599)    (5,871)
                                                              -------    -------
Property, plant and equipment, net..........................  $20,270    $46,938
                                                              =======    =======

6. LONG-TERM DEBT

     Long-term debt is summarized below:

                                                              JUNE 27,   JULY 3,
                                                                1998      1999
                                                              --------   -------
                                                                (IN THOUSANDS)
Revolving credit note with a financial institution, interest payable monthly at 30-day LIBOR plus 2.5% (8.16% at June
  27, 1998), due October 31, 2002, secured by substantially
  all assets of the Company's subsidiaries..................  $19,400    $    --
Revolving credit note with a financial institution, interest payable quarterly at prime (8.5% at June 27, 1998), due
  October 31, 2002, secured by substantially all assets of
  the Company's subsidiaries................................       55         --
Term note with a financial institution, due in monthly
  installments of $51,816, plus interest at 30-day LIBOR
  plus 2.5% (8.16% at June 27, 1998) through October 24,
  2002, with remaining balance of $3,079 due October 24,
  2002, secured by substantially all assets of the Company's
  subsidiaries..............................................    5,785         --
Term note with a financial institution, due in monthly
  installments of $58,500, plus interest at prime plus 0.5%
  beginning August 1, 1998 (9.0% at June 27, 1998) through
  February 7, 2001, secured by property, plant and equipment
  of Fibercast..............................................    3,500         --
Term note with a seller, due in monthly installments of
  $5,591, including interest at 8%, through January 16,
  2001, secured by all assets of purchased facility.........      156         --

                              DENALI INCORPORATED

                                                              JUNE 27,   JULY 3,
                                                                1998      1999
                                                              --------   -------
                                                                (IN THOUSANDS)
Industrial Revenue Bonds with Montgomery County Industrial
  Development Corporation, interest payable semiannually on
  February 1 and August 1 at 9.875%, principal due February
  1, 2001, secured by FCI's Conroe, Texas, manufacturing
  facility..................................................    1,000         --
Term note with a financial institution, due in quarterly
  installments of $500,000 the first year, $750,000 the
  second year, $1.0 million the third year; $1.25 million
  the fourth year and $1.5 million the fifth year, plus
  interest at LIBOR plus 3.0% (8.33% at July 3, 1999)
  through 2004, secured by substantially all assets of the
  Company's subsidiaries....................................       --     19,000
Acquisition note with a financial institution, due in
  quarterly payments starting September 30, 2000, with
  payments 1-6 equal to 5% of outstanding principal amount;
  payments 7-10 equal to 7.5% and payments 11-14 equal to
  10%, interest payable at LIBOR plus 3.5% (8.49% at July 3,
  1999), secured by substantially all assets of the
  Company's subsidiaries....................................       --     17,200
Revolving credit note with a financial institution, interest payable monthly at LIBOR plus 3.0% (8.0% at July 3, 1999), principal due December 31, 2003, secured by substantially
  all assets of the Company's subsidiaries..................       --      9,500
Revolving credit note with a financial institution, interest payable monthly at prime plus 1.75% (9.75% at July 3,
  1999), principal due December 31, 2003, secured by
  substantially all assets of the Company's subsidiaries....       --      1,500
Senior subordinated notes, interest paid quarterly at 12%,
  principal due July 1, 2006................................       --     15,000
Term loan with a financial institution, interest payable
  quarterly at Euribor plus 1.75% (4.389% at July 3, 1999)
  through August 2005, principal due in quarterly payments
  of NLG 625,000 beginning on October 1, 1999 secured by
  Welna's assets............................................       --      7,049
Term loan with a financial institution, interest payable
  quarterly at Euribor plus 1.75% (4.389% at July 3, 1999),
  principal due August 1, 2001 secured by Welna's assets....       --      4,700
Various unsecured term notes with financial institutions,
  interest payable quarterly ranging from 5.5% to 8.5% with
  principal due between 2001 and 2003.......................       --      3,796
                                                              -------    -------
Subtotal....................................................   29,896     77,745
Less current maturities.....................................    1,442      4,030
Less long-term debt in technical default (Note 19)..........       --     52,457
Less related party subordinated debt in technical default
  (Note 19).................................................       --      3,980
Less discount on senior subordinated notes..................       --      1,733
                                                              -------    -------
Long-term debt due after one year...........................  $28,454    $15,545
                                                              =======    =======

     On January 12, 1999, the Company entered into a new senior credit facility with a group of lenders to refinance its revolving and term credit arrangements, as amended, to provide working capital and an acquisition line of credit. This new senior credit facility provides for a maximum of $20.0 million in revolving credit facility due in January 2004, and a term loan up to $20.0 million with equal quarterly payments plus interest of $500,000 the first year, $750,000 the second year, $1.0 million the third year, $1.25 million the fourth year, and $1.5 million the fifth year. The credit facility also provides for up to a $35.0 million acquisition term loan with the first principal installment due 21 months following the closing of the credit facility. As of July 3, 1999, the Company had outstanding indebtedness of $19.0 million under the term loan, $11.0 million under the revolving lines of credit and $17.2 million under the acquisition term loan. The new revolving credit notes and term loans provide for borrowings, at the Company's option, at either the lender's prime rate plus a margin of 1.75% or varying rates of LIBOR plus 3.0%. The acquisition term loans provide for borrowing, at the

                              DENALI INCORPORATED

Company's option, at either the lender's prime rate plus a margin of 2.25% or at varying rates of LIBOR plus 3.5%.

     This new senior credit facility provides availability for letters of credit up to $10.0 million subject to availability of borrowing capacity under the revolving credit notes. As of July 3, 1999, the Company had $2.0 million of letters of credit outstanding. The new senior credit facility requires the Company to maintain certain financial covenants and requires an annual fee of
 .50% on the unused portion of the revolving credit notes and .75% on the unused portion of the acquisition term loan. As of July 3, 1999, the Company's unused portion of the revolving credit line and acquisition term loan was $7.5 million and $17.8 million, respectively. The Company was in compliance with all required financial covenants at July 3, 1999. This new senior credit facility is secured by substantially all of the assets of the Company's subsidiaries.

     In June 1999, the Company entered into a new senior credit facility ("Senior Dutch Facility") with two Netherland financial institutions to finance the acquisition of Welna. The new Senior Dutch Facility provides for two term loans for a total facility of Dutch guilders (NLG) 25 million. Term Loan A provides for borrowings of NLG 15 million with quarterly payments of NLG 625,000 beginning October 1, 1999. Term Loan B provides for borrowings of NLG 10 million with principal due at date of maturity (August 1, 2001). As of July 3, 1999, the Company had outstanding indebtedness of NLG 25 million, or approximately $11.7 million. The term loans bear interest at Euribor plus 1.75%. The Senior Dutch Facility requires the Company to maintain certain financial covenants. The facility is secured by substantially all of Welna's assets.

     The Company assumed $1.0 million in Industrial Revenue Bonds ("IRBs") in connection with its acquisition of the Owens Corning fiberglass composite UST business in December 1994. In addition, the Company assumed $3.5 million of term debt with a financial institution in connection with its acquisition of Fibercast in June 1998. During the current fiscal year, the Company repaid both notes.

     Also, in connection with the extinguishment of its old revolving and term credit arrangements upon funding of the new senior credit facility in January 1999, the Company recorded an extraordinary charge of $454,000 ($281,000 net of tax) related to unamortized debt origination costs.

     On July 1, 1999, the Company issued $15 million or $13.3 million net of discount (of which $3,980,000 is to certain directors of the Company and is classified separately as related party subordinated debt on the balance sheet) in senior subordinated notes ("subordinated notes") bearing interest at 12% and maturing in 2006. The subordinated notes were issued with detachable warrants that enable the holder to purchase up to 534,873 common shares at $7.54 per share. The warrants are exercisable immediately and expire in 2006. The warrants or warrant shares also feature a put option that allows the holder to put up to 1/3 of the warrants or warrant shares each year at fair market value beginning in year five and expiring in year ten. The Company has an option to terminate the obligation to repurchase the warrants or warrant shares for a total fee not to exceed $2.48 million. The warrants were recorded at fair value of $1,733,000 based on Black Scholes valuation model, which has been recorded as a liability, and a related discount on the senior subordinated debt was recorded for the same amount. This discount will be amortized over the seven year term of the note as additional interest expense. The liability will be adjusted to the fair value of the warrants in future periods not to exceed $2.46 million. The proceeds from the subordinated debt issuance were used in the funding of the acquisition of Welna.

     In the prior fiscal year, in connection with the extinguishment of a prior revolving and term credit arrangement in October 1997, the Company paid prepayment penalties of $323,000 and charged to expense unamortized debt origination costs of $299,000. In addition, the Company realized gains of $591,000 and $384,000 in November 1997 and March 1998, respectively, from the prepayment of a seller note. As a result of these transactions, the Company incurred a net extraordinary gain of $353,000 ($219,000 net of tax) for the fiscal year ended June 27, 1998.

                              DENALI INCORPORATED

     Scheduled maturities of long-term debt at July 3, 1999 are as follows (in thousands):

Fiscal year:
2000.......................................................  $ 4,030
2001.......................................................    9,030
2002.......................................................    9,961
2003.......................................................   12,681
2004.......................................................   42,043
                                                             -------
          Total............................................  $77,745
                                                             =======

     As more fully described in footnote 19, the Company was not in compliance with certain of the financial covenants in both its Senior Credit Facility and its Senior Subordinated Notes as of April 1, 2000. Because of these technical defaults the Company has classified $56,437 of its existing indebtedness as current liabilities.

     The Company paid interest on its long-term debt of $1,181,000, $1,662,000 and $3,118,000 during the years ended June 28, 1997, June 27, 1998 and July 3, 1999, respectively.

7. LINES OF CREDIT

     In June 1999, the Company entered into a credit facility that provides short-term borrowings for certain subsidiaries of Welna. The credit facility provides for a maximum working capital line of credit of NLG 25 million, a term loan of NLG 2.5 million and an acquisition line of NLG 12.5 million, for a total facility of NLG 40 million. The facility bears interest quarterly at Euribor plus .75% (3.389% at July 3, 1999). The Company has approximately NLG 25.4 million, or $11.8 million, outstanding under this facility at July 3, 1999. The amount available under these facilities is approximately $6.8 million.

     The Company also has separate working capital facilities for their subsidiaries in Germany, Poland and France. These facilities provide for borrowings up to DM 14.75 million, SEK 3.5 million, and FFR 2.25 million. These facilities bear interest at various fixed and variable interest rates, ranging from approximately 4.5% to 10.75% at July 3, 1999. As of July 3, 1999, the Company has approximately $4.4 million outstanding under these facilities. The unused portion of these facilities is approximately $4.6 million. These facilities are due on demand.

8. COMMITMENTS AND CONTINGENCIES

     The Company utilizes fiberglass, resin and steel as the primary raw materials in its production processes. Fiberglass is occasionally in short supply and subject to price fluctuations in response to market demands. The Company entered into a supply agreement with a major supplier, which requires two of the Company's subsidiaries, Fluid Containment and Ershigs, to purchase at least 90% of their fiberglass requirements from the supplier. The contract expires on December 31, 1998. Effective January 1, 1999, the contract was modified to obtain more favorable pricing levels based on certain minimum volume purchases for the calendar years ended December 31, 1999 and 2000. In addition, the Company continues to negotiate with other vendors to ensure a continued supply of fiberglass to meet the Company's production needs. The Company is also a significant purchaser of resin and steel. The Company does not depend upon any single supplier or source for steel or resin requirements.

     The Company has not encountered any significant difficulty to date in obtaining raw materials in sufficient quantities to support its operations at current or expected near-term future levels. However, any disruption in raw material supply or abrupt increases in raw material prices could have an adverse effect on the Company's operations.

                              DENALI INCORPORATED

     The Company and its subsidiaries are, from time to time, subject to various lawsuits and claims and other actions arising out of the normal course of business. The Company is also subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Accrued environmental liabilities at July 3, 1999 were $520,000 and, in management's opinion, such accruals are appropriate based on existing facts and circumstances. Under more adverse circumstances, however, this potential liability could be higher. Current year expenditures were not material.

     While the effect on future results of these items is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of management, the ultimate liabilities resulting from such claims will not materially affect the consolidated financial position, results of operations or cash flows of the Company.

     Upon the disability and subsequent resignation of Stephen T. Harcrow, the Company's former president, during the second quarter of fiscal year 1999, the Company has begun to make payments pursuant to the Salary Continuation Agreement between the Company and Mr. Harcrow. The Company recognized a charge of $682,000 in the second quarter of fiscal year 1999 as a result of Mr. Harcrow's disability triggering the payments under the Salary Continuation Agreement.

9. LEASES

     The Company leases certain manufacturing facilities, machinery and equipment, and office space under operating leases. Future minimum payments on operating leases are as follows (in thousands):

Fiscal year:
2000........................................................  $1,721
2001........................................................   1,621
2002........................................................   1,534
2003........................................................   1,219
2004 and thereafter.........................................   1,179
                                                              ------
          Total.............................................  $7,274
                                                              ======

     Total rental expense was $1,028,000, $1,204,000 and $1,570,000 for the years ended June 28, 1997, June 27, 1998 and July 3, 1999, respectively.

10. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              JUNE 27,   JULY 3,
                                                                1998      1999
                                                              --------   -------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Tax over financial reporting basis of net book value of
     property, plant and equipment..........................   $  564    $1,672
  Expenses accrued for financial reporting not yet
     deductible for tax.....................................    1,775     2,364
  Net operating loss and other carryforwards................    1,718     2,143
  Other.....................................................      219       206
                                                               ------    ------
          Total deferred tax assets.........................   $4,276    $6,385
                                                               ======    ======

                              DENALI INCORPORATED

                                                              JUNE 27,   JULY 3,
                                                                1998      1999
                                                              --------   -------
                                                                (IN THOUSANDS)
Deferred tax liabilities:
  Book over tax basis of net book value of property, plant
     and equipment..........................................   $   --    $5,081
  Expenses deducted for tax, but not accrued for book.......       --       552
  Financial reporting over tax basis of goodwill............      310        94
  Other.....................................................       93       237
                                                               ------    ------
  Total deferred tax liabilities............................      403     5,964
                                                               ------    ------
  Valuation allowance.......................................     (684)     (978)
                                                               ------    ------
          Net deferred tax assets (liabilities).............   $3,189    $ (557)
                                                               ======    ======

     The Company has net operating loss carryforwards of approximately $7.9 million that expire through 2017 that are available to offset future taxable income of certain acquired subsidiaries. These carryforwards are subject to certain limitations that would limit the carryforwards to approximately $5.4 million. The July 3, 1999 valuation allowance primarily represents net operating loss carryforwards acquired in May 1998 as a result of the CC&E acquisition, the future realization of which is uncertain. Any benefits that are ultimately realized will be recorded as a reduction of goodwill.

     The components of income tax expense are as follows:

                                                             JUNE 28,   JUNE 27,   JULY 3,
                                                               1997       1998      1999
                                                             --------   --------   -------
                                                                    (IN THOUSANDS)
Current income tax expense:
  Federal..................................................    $231      $1,025    $2,378
  State....................................................      38          91       228
                                                               ----      ------    ------
Total current income tax expense...........................     269       1,116     2,606
                                                               ----      ------    ------
Deferred income tax expense (benefit):
  Federal..................................................      (3)        338       222
  State....................................................      27        (102)       26
                                                               ----      ------    ------
Total deferred income tax expense..........................      24         236       248
                                                               ----      ------    ------
Total income tax expense...................................    $293      $1,352    $2,854
                                                               ====      ======    ======

     The reconciliation of income tax expense computed at U.S. federal statutory tax rates to the reported tax expense is as follows:

                                                             JUNE 28,   JUNE 27,   JULY 3,
                                                               1997       1998      1999
                                                             --------   --------   -------
                                                                    (IN THOUSANDS)
Expected income tax expense at 34%.........................    $207      $  497    $2,467
State income taxes, net of federal benefit.................      48         116       254
Non-recurring compensation charge..........................      --         786        --
Other, net.................................................      38         (47)      133
                                                               ----      ------    ------
Reported total income tax expense..........................    $293      $1,352    $2,854
                                                               ====      ======    ======

     The Company paid $236,000, $723,000 and $2,175,000 of income taxes during the years ended June 28, 1997, June 27, 1998 and July 3, 1999, respectively.

                              DENALI INCORPORATED

11. STOCKHOLDERS' EQUITY

     On September 23, 1997, the Company effected a 1,715-for-1 stock split. All stockholders' equity balances and disclosures in the accompanying financial statements have been retroactively restated for the stock split. The effect of the stock split was to transfer an amount equal to the par value of the new shares issued from additional paid-in capital to common stock.

     The Company completed an initial public offering in November 1997. The net proceeds to the Company from the sale of the 2,276,000 shares of common stock offered by the Company (after deducting underwriting discounts and commissions of $2.1 million) were $27.5 million. In addition, during the registration process, the Company incurred approximately $1.5 million in legal, accounting, printing and other costs, which were offset against the proceeds of the offering as a component of additional paid-in capital. Of the approximately $26.0 million of net proceeds to the Company from the offering, the Company repaid approximately $15.6 million of the outstanding indebtedness under its credit facilities, repaid $195,000 for a bank note payable, repaid $6.7 million of the subordinated unsecured note payable to a seller, repaid a $1.1 million unsecured note (including interest) to a seller and redeemed the outstanding shares of preferred stock of the Company totaling approximately $1.4 million, including accrued and unpaid dividends. The remaining $1.0 million of net proceeds was used for general working capital purposes.

     During 1999, the Company received proceeds of $4.5 million from the issuance of 489,189 common shares in a private placement. The proceeds were used to fund the acquisition of Welna.

12. INCENTIVE STOCK OPTION PLAN

     Effective February 14, 1996, the Company adopted an incentive stock option plan (the "Plan") for certain key employees. Denali reserved 367,833 shares of common stock for purposes of the Plan, all of which have been granted and exercised as of June 27, 1998.

     In September 1997, the Company adopted an incentive stock option plan (the "1997 Plan"). The 1997 Plan permits the granting of both incentive stock options and non-qualified stock option awards to all employees of the Company. Awards to acquire up to an aggregate of 362,873 shares may be granted pursuant to the 1997 Plan. The Board of Directors selects the employees who will receive the awards, determines the type and terms of the awards to be granted and interprets and administers the 1997 Plan.

     In November 1997, the Company awarded options to acquire 171,030 shares of the Company's common stock. An additional option for 7,700 shares was granted in December 1997. The remaining 184,143 shares were granted during fiscal year 1999. Options for 142,113 shares vest 40% immediately and the remainder over a four-year period. The remaining options for 220,760 shares vest ratably over four years. All of the options were granted at fair market value. At July 3, 1999, all options available under the 1997 plan have been granted.

     Effective September 1997, the Company completed a reorganization of its subsidiaries. As part of the reorganization, one of the Company's subsidiaries, Containment Solutions, Inc. ("CSI") was merged into Denali. As a result, the outstanding options to purchase common stock of CSI were exchanged for options to purchase common stock of the Company. At June 28, 1997, the CSI stock option plan had 1,400 options outstanding at an exercise price of $259. In September 1997, the Company exchanged the CSI options for a total of 254,643 options to purchase the Company's common stock at an exercise price of $1.42. In connection with the exchange, the Company recognized a compensation charge in the quarter ended September 27, 1997 of approximately $2.3 million.

                              DENALI INCORPORATED

     A summary of Denali's stock option activity and related information for the years ended June 28, 1997, June 27, 1998 and July 3, 1999 follows:

                               FISCAL YEAR      WEIGHTED      FISCAL YEAR      WEIGHTED      FISCAL YEAR      WEIGHTED
                                  1997          AVERAGE          1998          AVERAGE          1999          AVERAGE
                                 OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE     OPTIONS     EXERCISE PRICE
                               -----------   --------------   -----------   --------------   -----------   --------------
Outstanding-beginning of
  year.......................    113,190          2.22           113,190         2.22          178,730         12.99
  Granted....................         --            --           433,373         6.19          184,143          9.95
  Exercised..................         --            --          (367,833)        1.67               --            --
                                 -------          ----         ---------        -----         --------         -----
Outstanding-end of year......    113,190          2.22           178,730        12.99          362,873         11.45
Exercisable-end of year......    113,190          2.22            56,845        13.00           87,316         13.00
Weighted average grant date
  fair value per option......       $-0-                           $6.94                         $5.85

     All options have five-year terms and are exercisable based on four year vesting terms. Exercise price per share for options outstanding at July 3, 1999 ranges from $8.56-$14.50 and the average remaining contractual life was 3.5 years.

     Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to July 1, 1995 under the fair value method of FAS 123. The fair value for options granted prior to June 28, 1997 was estimated at the date of grant using a minimum value option pricing model. The fair value of options granted subsequent to June 28, 1997 was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for June 27, 1998 and July 3, 1999, respectively: risk-free interest rate of 5.3% and 5.6%, a dividend yield of 0%, volatility factors of the expected market price of the Company's common stock of 26% and 74% and a weighted average expected life of the option of four years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information, as if the Company had accounted for its employee stock options granted subsequent to July 1, 1995 under the fair value method prescribed by FAS No. 123, follows:

                                                                   FISCAL YEAR
                                                             ------------------------
                                                              1997     1998     1999
                                                             ------   ------   ------
Pro forma net income (in thousands)........................  $  317   $   43   $3,642
Pro forma earnings per share -- basic and diluted..........  $0.090   $0.003   $0.750

13. GAIN SHARING PLAN

     The Company has a gain sharing plan that covers all employees of the Company who have satisfied minimum employment standards. For the years ended June 28, 1997, June 27, 1998 and July 3, 1999, the Company made a gain sharing contribution equally to all eligible employees totaling $144,000, $347,000 and $762,000, respectively. Distributions are currently based on 5% of quarterly operating earnings.

                              DENALI INCORPORATED

14. RETIREMENT PLANS

     During fiscal year 1995, the Company adopted a defined-contribution retirement plan, Fluid Containment 401(k) Retirement Plan (the "Plan"), that covers all eligible employees of the Company. Effective July 1, 1997, the Plan was amended to include all eligible employees of Ershigs. Effective January 1, 1998, the Plan was amended to include all eligible employees of Ershigs Biloxi and SEFCO. Effective January 1, 1999, the Plan was amended to include all eligible employees of Fibercast and Plasti-Fab. The Plan allows employees to defer up to 15% of their compensation, with the Company matching 50% of the first 6% of the participant's contribution. Participants are immediately and fully vested in employer contributions. The Company's matching contribution was $277,000, $444,000 and $640,000 for the years ended June 28, 1997, June 27, 1998 and July 3, 1999, respectively.

15. PENSION PLANS

     The Company, through its Welna subsidiary, sponsors pension plans that cover the majority of the employees of Welna. Generally, these plans provide defined pension benefits based on years of service and final average pay. Pension plan assets are invested primarily in government securities. Due to the fact that all the pension plans relate to Welna, the plans had no effect on current year results and thus, all disclosures relating to the income statement have been omitted. The following aggregate pension plan items are included in the July 3, 1999 consolidated balance sheet (in thousands):

Pension obligation........................................   $ 8,770
Fair value of plan assets.................................    (8,123)
                                                             -------
Obligation greater than assets............................       647
Obligation for early retirement -- unfunded...............     1,462
                                                             -------
Net liability recorded in the consolidated balance
  sheet...................................................   $ 2,109
                                                             =======
Assumptions as of July 3, 1999:
Discount rate.............................................         5%
Expected return on plan assets............................         6%
Rate of compensation increase.............................       3-5%

16. SEASONALITY AND INFLATION

     The Company's operating results are affected by the annual construction season slowdown resulting from winter weather especially in the period December through March. The underground fiberglass tank products are especially impacted during the winter months. The Company believes that the effects of seasonality will be less severe in the future, as the Company continues to expand and diversify its product offerings.

     The effect of inflation on the Company's operations was not significant during the periods presented in the consolidated financial statements.

17. SEGMENT DATA

     The Company has adopted Statement of Financial Accounting Standards No. 131 -- "Disclosures About Segments of an Enterprise and Related Information" that requires disclosure of financial and descriptive information about the Company's reportable operating segments. The operating segments presented are the segments of the Company for which separate financial information is available and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance. The Company evaluates the performance of its operating segments based on revenues and operating income.

                              DENALI INCORPORATED

     The accounting policies of the segments are the same as those described in
Note 2 -- "Significant Accounting Policies". All intersegment net revenues and expenses are immaterial and have been eliminated in computing net revenues and operating income.

     The Company operates in two industry segments: Containment Solutions and Specialty Solutions. The Containment Solutions segment specializes in the manufacture of fiberglass underground storage tanks and steel reinforced aboveground storage tanks for fluids handling. The Specialty Solutions segment provides engineered solutions for the containment of fluids, specializes in fiberglass reinforced plastic products for corrosion resistant applications and engineered metal products for the municipal and industrial markets. For fiscal 1999, except for certain revenues with respect to license agreements with manufacturers located outside of the United States, which revenues are not material as considered in relation to the Company's total net revenues, the Company operates in only one geographic segment, the United States. Beginning in fiscal year 2000, the Company, through its Welna subsidiary, will have global operations, with a primary concentration in Europe. Welna is reported as an additional segment for segment reporting. In the current year, Welna is included in the presentation of the required asset information as Welna's assets and liabilities are included in the July 3, 1999 consolidated balance sheet. The following is a summary of the industry segment data for the years ended June 28, 1997, June 27, 1998 and July 3, 1999:

                                                                                         DEPRECIATION
                                          NET      OPERATING    TOTAL       CAPITAL          AND
                                        REVENUES    INCOME      ASSETS    EXPENDITURES   AMORTIZATION
                                        --------   ---------   --------   ------------   ------------
                                                               (IN THOUSANDS)
Year Ended June 28, 1997:
Containment Solutions.................  $ 64,817    $ 2,080    $ 29,934      $  523         $1,199
Specialty Solutions...................     6,284         81       9,791          33             13
Corporate.............................        --       (202)      1,359          44              9
                                        --------    -------    --------      ------         ------
Consolidated..........................  $ 71,101    $ 1,959    $ 41,084      $  600         $1,221
                                        ========    =======    ========      ======         ======
Year Ended June 27, 1998:
Containment Solutions.................  $ 71,487    $ 3,822    $ 33,564      $2,108         $1,257
Specialty Solutions...................    28,410      2,596      45,838         785            412
Corporate.............................        --     (1,637)        980         178             23
Non-recurring compensation charge.....        --     (2,312)         --          --             --
                                        --------    -------    --------      ------         ------
Consolidated..........................  $ 99,897    $ 2,469    $ 80,382      $3,071         $1,692
                                        ========    =======    ========      ======         ======
Year Ended July 3, 1999:
Containment Solutions.................  $ 93,791    $ 9,131    $ 37,420      $1,526         $1,486
Specialty Solutions...................    54,969      3,527      57,069       1,282          1,621
Welna.................................        --         --      80,586          --             --
Corporate.............................        --     (2,099)      1,500          78            153
Non-recurring compensation charge.....        --       (682)         --          --             --
                                        --------    -------    --------      ------         ------
Consolidated..........................  $148,760    $ 9,877    $176,575      $2,886         $3,260
                                        ========    =======    ========      ======         ======

                              DENALI INCORPORATED

     Operating income reconciles to income before income taxes as shown on the consolidated statements of operations as follows (in thousands):

                                                             JUNE 28,   JUNE 27,   JULY 3,
                                                               1997       1998      1999
                                                             --------   --------   -------
Total segment operating income.............................   $1,959     $2,469    $9,877
Interest expense...........................................    2,058      1,614     3,199
Interest income............................................     (111)      (118)     (124)
Other income, net..........................................     (598)      (489)     (453)
                                                              ------     ------    ------
Income before income taxes.................................   $  610     $1,462    $7,255
                                                              ======     ======    ======

     As noted above, for fiscal 1999 and prior, revenues were generated primarily in the United States and thus no geographic disclosures are necessary. Due to the acquisition of Welna on July 1, 1999, geographic information for long-lived assets is presented below (in thousands):

                                                              LONG-LIVED ASSETS(1) AT:
                                                              ------------------------
                                                               JUNE 27,       JULY 3,
                                                                 1998          1999
                                                              ----------     ---------
United States...............................................    $20,270       $22,133
International -- Total......................................                  $24,805
  Significant countries included above:
     The Netherlands........................................                  $13,500
     Poland.................................................                    2,826
     Germany................................................                    3,419
     United Kingdom.........................................                    1,955
     France.................................................                    2,845

---------------

(1) Long-lived assets include property, plant and equipment, net of accumulated depreciation.

18. SUBSEQUENT EVENTS (UNAUDITED)

     On September 3, 1999, the Company acquired 67.5% of the issued and outstanding stock of Manantial Chile S.A., a company that designs, equips, installs and commissions industrial and municipal water and wastewater treatment plants and systems for approximately $1.1 million in cash and 27,139 shares of common stock valued at $213,000.

     In addition, on September 1, 1999, the Company signed a letter of intent to acquire all of the issued and outstanding stock of HP Valves, a valve manufacturer located in Oldenzaal, The Netherlands.

19. MANAGEMENT PLAN

     As a result of the lower than expected operating results during the first nine months of fiscal 2000, the Company was not in compliance with certain of the financial covenants in both its senior credit facility and its senior subordinated notes as of April 1, 2000 or as of May 30, 2000. In addition, the Company has a continuing covenant default with its subordinated note holders due to unresolved breaches of second quarter covenant targets. The U.S. bank group agreed to waive financial covenant defaults conditional on receipt of executed waivers from the Company's subordinated note holders. Because a waiver agreement has not yet been reached with the subordinated note holders, the Company continues in technical default with its U.S. bank group. Due to the ongoing default with the subordinated debt holders, the Company does not intend to seek another short-term waiver with its U.S. bank group until a proposed recapitalization is consummated. Because of the existing technical defaults, the Company has classified $58,334,000 of its long-term debt and

                              DENALI INCORPORATED

$3,999,000 of the subordinated debt with related parties as current liabilities in its unaudited quarterly financial statements as of April 1, 2000. Additionally, because of these defaults, the Company has reclassified $52,457,000 of its long-term debt and $3,980,000 of the subordinated debt with related parties as current liabilities in its audited financial statements as of July 3, 1999.

     The Company amended its U.S. credit facility on February 24, 2000. The amendment requires the Company to raise at least $7.5 million in equity before July 31, 2000 in order to reduce its senior debt leverage ratio. If Denali fails to raise $7.5 million of equity, the banks will receive up to 1,000,000 warrants at nominal value to be issued on a schedule from August 2000 through December 2000. In cooperation with its U.S. bank group, the Company expects to raise sufficient capital to reduce its senior domestic leverage ratio. The Company does not anticipate that its lenders will accelerate the maturity of the loans or discontinue the current revolving credit facility.

     In May 2000, the Company announced the signing of a letter of intent with William Blair Mezzanine Capital Fund III, L.P. ("Blair") in which Blair proposes to invest $28 million in Denali through a combination of senior subordinated notes, convertible senior subordinated notes, and common equity. This proposed investment is subject to certain conditions including satisfactory completion of due diligence by Blair and shareholder approval.

     As part of the Blair transaction, certain subordinated debt held by related parties will be converted into a combination of new subordinated debt, convertible debt and shares of Common Stock. Additionally, certain other subordinated debt holders will purchase for cash from the Company $455,713 in new subordinated debt, $372,857 in convertible debt, and 75,325 shares of Common stock at $4.40 per share.

     The net proceeds from the Blair transaction will be used to reduce the Company's current U.S. Bank indebtedness and repay the existing subordinated notes that are not being converted pursuant to this transaction. Management believes that consummation of the Blair transaction will provide the Company with the necessary short-term liquidity for its operations. If the Blair transaction does not occur, the Company will be required to seek additional sources of capital. There are no guarantees that the Company would be successful in securing additional capital. If the Company was unsuccessful in seeking additional capital resources, it could have significant negative consequences on the results of operations or financial position of the Company.

[FRONT OF PROXY CARD]
                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         SPECIAL MEETING OF STOCKHOLDERS
                               DENALI INCORPORATED

                                  JULY 3, 2000

Please Detach and Mail in the Envelope Provided

[X] Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING MATTER:

The approval of the following:

     o the purchase by William Blair Mezzanine Capital Fund III, L.P. from the Company of $11,000,000 in aggregate principal amount of 12% Senior Subordinated A Notes due June 30, 2008 of the Company (the "Subordinated Notes"), $9,000,000 in aggregate principal amount of 12% Senior Subordinated Convertible B Notes due June 30, 2008 of the Company (the "Convertible Notes") and 1,818,182 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), for $4.40 per share, for an aggregate purchase price of $28,000,000;

     o the conversion by certain holders of outstanding 12% Senior Subordinated Notes due 2006 of the Company and warrants to purchase shares of Common Stock at an exercise price of $7.54 per share issued in connection with the Existing Notes (the "Warrants") (including certain directors and entities that are affiliates of directors of the Company) into $726,786 in aggregate principal amount of Subordinated Notes, $594,644 in aggregate principal amount of Convertible Notes and 711,537 shares of Common Stock; and

     o the additional purchase for cash by certain holders of Existing Notes and Warrants (including an entity that is an affiliate of a director of the Company) from the Company of $455,713 in aggregate principal amount of Subordinated Notes, $372,857 in aggregate principal amount of Convertible Notes and 75,325 shares of Common Stock for $4.40 per share, for an aggregate purchase price of $1,160,000.


                  FOR              AGAINST             ABSTAIN
                  [ ]                [ ]                 [ ]

     SIGNATURE(S)                                    DATE

     _______________________________________         ____________________, 2000

     Note: (Please sign your name exactly as it appears on the proxy. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give full title as such. Each joint owner should sign the proxy.)

[BACK OF PROXY CARD]


                               DENALI INCORPORATED

                         SPECIAL MEETING OF STOCKHOLDERS

                                  JULY 3, 2000

     The undersigned hereby appoints Richard W. Volk, Robert B. Bennett and R. Kevin Andrews, and each of them, with full power of substitution, proxies to vote all stock of Denali Incorporated owned by the undersigned at the Special Meeting of Stockholders July 3, 2000 and any adjournment of the meeting, on the items of business set forth on the reverse side and on such other business as may properly come before the meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE UNDERSIGNED FAILS TO SPECIFY HOW THE PROXY IS TO BE VOTED, IT WILL BE VOTED FOR THE PROPOSAL.



      (TO BE SIGNED ON REVERSE SIDE)

----------- SEE REVERSE SIDE -----------